Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT, CHATTEL MORTGAGE

AND SECURITY AGREEMENT
Among
AMERICAN RAILCAR INDUSTRIES, INC., AS DEBTOR,
THE LENDERS THAT ARE SIGNATORIES HERETO, AS THE LENDERS,
And
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
AS SOLE LEAD ARRANGER AND ADMINISTRATIVE AGENT

Dated
as of DECEMBER 10, 2015

DVB BANK, AS SYNDICATION AGENT
PNC EQUIPMENT FINANCE, AS DOCUMENTATION AGENT

TABLE OF CONTENTS

		Page
SECTION 1.	DEFINITIONS.	1
SECTION 2.	AMOUNT AND TERMS OF LOANS; PREPAYMENT.	12
SECTION 3.	CONDITIONS PRECEDENT.	24
SECTION 4.	SECURITY INTEREST.	28
SECTION 5.	DEBTOR’S TITLE; LIENS AND ENCUMBRANCES.	28
SECTION 6.	LOCATION OF RECORDS.	29
SECTION 7.	PERFECTION OF SECURITY INTEREST.	29
SECTION 8.	GENERAL COVENANTS.	29
SECTION 9.	INSURANCE.	37
SECTION 10.	REPRESENTATIONS AND WARRANTIES.	38
SECTION 11.	EVENTS OF DEFAULT.	42
SECTION 12.	COLLECTIONS AND PROCEEDS.	45
SECTION 13.	RIGHTS AND REMEDIES ON DEFAULT.	46
SECTION 14.	COSTS AND EXPENSES.	47
SECTION 15.	POWER OF ATTORNEY.	48
SECTION 16.	AGENCY PROVISIONS.	48
SECTION 17.	NOTICES.	55
SECTION 18.	ASSIGNMENTS AND PARTICIPATIONS.	56
SECTION 19.	TERM; USE OF COLLATERAL; RELEASE.	58
SECTION 20.	CONFIDENTIALITY	60
SECTION 21.	INDEMNITY.	60
SECTION 22.	TAXES.	61
SECTION 23.	MISCELLANEOUS.	64

Schedule A	Equipment Schedule
Schedule B	Other Liens; Actions and Proceedings
Schedule C	Chief Place of Business; Location of Records
Schedule D	Revolver Commitments
Schedule E	List of Competitors
Exhibit A	Form of Promissory Note
Exhibit B	Form of Supplement
Exhibit C	Form of Assignment Notice
Exhibit D	Form of Officer’s Certificate
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Notice of Borrowing

CREDIT AGREEMENT, CHATTEL MORTGAGE AND SECURITY AGREEMENT
THIS CREDIT AGREEMENT, CHATTEL MORTGAGE AND SECURITY AGREEMENT, made as of this 10th day of December, 2015 by and among:
AMERICAN RAILCAR INDUSTRIES, INC., a North Dakota corporation, (hereinafter referred to as the “Debtor”);
The lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, hereinafter referred to each individually as a “Lender” and collectively as the “Lenders”); and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender, sole lead arranger and as administrative agent for the Lenders (in such capacity, the “Agent”).
SECTION 1.DEFINITIONS. For all purposes of this Agreement, unless the context otherwise requires:
“Additional Lender” shall have the meaning set forth in Section 2(k)(ix)(B) hereof.
“Adjusted Base Rate” shall mean Base Rate plus 45 basis points.
“Adjusted LIBOR” shall mean a rate per annum determined by the Agent in accordance with the following formula:
Adjusted LIBOR = LIBOR
                  100%-Reserve Percentage
“Affiliate” shall mean, with respect to any designated Person, any other Person, directly or indirectly, through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such designated Person. For purposes of this definition, “control” (including, without limitation, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether (a) through the ownership of capital stock of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions of such corporation) or (b) by contract or otherwise.
“Agent’s Account” shall mean an account designated in writing by the Agent to the Debtor for purposes of the Agent receiving payments from the Debtor, including for the account of Lenders.
“Agent-Related Persons” shall mean Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agreement” shall mean this Agreement as it may from time to time be amended, modified, supplemented or restated in the manner provided herein.

“Annual Report” shall mean then most recent annual report of the Debtor and its consolidated Subsidiaries.
“Anti-Money Laundering Laws” shall mean any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA PATRIOT Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Appraisal” shall mean (a) in the case of railcars constituting Equipment hereunder that are less than ten (10) years old, a “desktop appraisal” of such railcars by an Approved Appraiser delivered to the Agent at the election of the Debtor or pursuant to Section 3(b)(xiv), 3(c)(ix) or 8(t) and (b) in the case of railcars constituting Used Equipment hereunder that are ten (10) years old or more, an appraisal based on a field appraisal (i.e., physical inspection) of a random sample of such railcars by an Approved Appraiser. Each Appraisal shall be addressed in the header as follows:
Ms. Elisa Lajonchere
Managing Director
Credit Agricole Corporate and Investment Bank
In its capacity as the Agent, on behalf of the Lenders
1301 Avenue of the Americas, 18th Floor
New York, New York 10019
“Appraisal Value” shall mean, with respect to any railcar included in the Equipment, the value of such railcar as determined by the most recent Appraisal for such Equipment performed at the election of the Debtor or pursuant to the requirements of Section 3(b)(xiv), 3(c)(ix) or 8(t), as applicable.
“Approved Appraiser” shall mean any of Railroad Appraisal Associates, or such other independent appraiser of recognized standing mutually agreed by the Debtor and the Agent.
“ARL” shall mean American Railcar Leasing, LLC, an Icahn Entity.
“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit E.
“Assignment Notice” shall have the meaning set forth in Section 3(b)(ix) hereof.
“Base Rate” shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.50%, or (b) the Prime Rate for such day, but in no event shall be less than zero. Each change on any day in any interest rate provided for in the definition of “Base Rate” shall take effect in the calculation of the Base Rate on such date.

“Borrowing” shall mean a borrowing hereunder consisting of Loans made on the same day by the Lenders (or Agent on behalf thereof).
“Breakage Amount” shall mean any amounts owed by the Debtor to any Lender pursuant to Section 2(k)(iv) hereof.
“Business Day” shall mean any day which is not a Saturday or a Sunday and on which banks in the State of New York are not authorized or required to close and if the applicable day relates to the fixing of the Interest Rate or a notice with respect to the Interest Rate, a day on which dealings in U.S. deposits are also carried on in the London interbank Eurodollar market and banks are open for business in London.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3(b) with respect to the initial Loan either have been satisfied or have been waived.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and rulings and regulations issued thereunder.
“Collateral” shall have the meaning set forth in Section 4 hereof.
“Collateral Agency Agreement” shall mean the Collateral Agency Agreement, dated as of July 20, 2004, among the Collateral Agent (as successor collateral agent to HSH Nordbank AG, New York Branch) and each manager and pledgor that may from time to time be a party thereto, as amended.
“Collateral Agent” shall mean U.S. Bank National Association in its capacity as “Collateral Agent” under the Collateral Agency Agreement.
“Collections” shall mean all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of or to the Debtor.
“Competitor” shall mean any Person specifically identified from time to time by the Debtor in writing to the Agent as an entity in the business of manufacturing, servicing, selling, marketing, leasing, repairing, managing, operating or otherwise dealing in railcars and railcar parts and related equipment (which such Person shall be reasonably acceptable to the Agent). As of the Closing Date, Persons listed on Schedule E hereto and their respective Competitor Affiliates shall each be deemed to be a “Competitor” hereunder.
“Competitor Affiliate” shall mean any Person controlling, or under common control with, a Competitor, to the extent identified from time to time by the Debtor in writing to the Agent.
“Controlled Account” shall mean that certain deposit account of the Debtor maintained with the Collateral Agent bearing an account number [__________], subject to a control agreement in favor of Agent, and all replacement and substitute accounts.
“Covered Entities” shall mean, collectively, the Debtor and its consolidated Subsidiaries.

“Default” shall mean any event or circumstance that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender that fails to make any Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.
“Defaulting Lender Rate” shall mean (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate plus forty‑five (45) basis points, and (b) thereafter, the interest rate then applicable to Loans.
“Deposit Account” shall mean any deposit account (as that term is defined in the UCC).
“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Dollars” or “$”shall mean United States dollars.
“Election” shall have the meaning set forth in Section 8(q) hereof.
“Election Period” shall mean the period commencing with the fiscal quarter, if any, in which the Election is made by the Debtor and continuing thereafter for all fiscal periods when the Minimum Tangible Net Worth covenant applies to ARL (in lieu of Debtor).
“Eligible Equipment” shall mean all Equipment (a) for which the Debtor has good and marketable title, (b) which is subject to the lien granted under this Agreement and not subject to any lien, claim, charge or encumbrance other than the lien granted under this Agreement or Permitted Liens, if any, (c) whether or not subject to any lease; provided, however, that any Equipment that is not subject to an Eligible Lease for longer than six (6) consecutive months shall no longer be deemed to have satisfied this clause (c), (d) which is insured by insurance in such amounts and against such risks as is customarily maintained by similar businesses, (e) which is manufactured by (i) the Debtor or any Affiliate of the Debtor or (ii) another builder of railroad rolling stock in connection with the replacement of Collateral pursuant to Section 2(d) only, (f) which at the time becoming subject to the lien of this Agreement has a remaining useful life of at least ten (10) years, (g) which is Equipment reasonably acceptable to the Agent (for avoidance of doubt, it would not be reasonable for the Agent to disqualify any Equipment as Eligible Equipment solely on the basis that it is not subject to a lease except as set forth in clause (c) above), and (h) which is managed by Servicer.
“Eligible Lease” shall mean each Lease (a) which is a Lease of Eligible Equipment, (b) which is in full force and effect, (c) which is assignable by the Debtor without notice to or consent by the Lessee thereunder, (d) which is not subject to any lien, claim, charge or encumbrance, other than Permitted Liens, (e) which is in a form substantially similar to the form attached hereto as Exhibit G (as negotiated in an arm’s length transaction in the ordinary course of business) or in a form and substance reasonably satisfactory to the Agent, (f) under which no payments by the Lessee thereunder is more than ninety (90) days past due, (g) under which there is no default of any provision thereof by the Debtor or the Lessee other than non-payment and (h) which constitutes a “Collateral

Document” under the Collateral Agency Agreement (it being understood that any Lease which is accepted by the Agent as an “Eligible Lease”, shall, subject to Section 8(n) of this Agreement, continue to be an “Eligible Lease” throughout the term of this Agreement).]
“Eligible Transferee” shall mean (a) any Lender, any Affiliate (other than individuals) of a Lender and any Lender’s Related Fund (provided that, the Debtor’s consent shall be required if any such Affiliate transferee is a Competitor or a Competitor Affiliate) or (b) any other Person consented to by Agent and the Debtor (such consent by the Debtor or Agent not to be unreasonably withheld); provided that, during the continuation of an Event of Default, such consent by the Debtor shall not be required.
“Equipment” shall mean all of the railroad rolling stock described on Schedule A (as modified from time to time in accordance with this Agreement) annexed hereto which is intended for use in interstate commerce, together with all parts, attachments, accessions, accessories, equipment, appurtenances and additions that are at any time appertaining, attached, affixed or related thereto, and all substitutions, renewals or replacements thereof and additions, improvements, accessions and accumulations thereto, wherever located, and together with any standard gauge rolling stock (other than locomotives or passenger or work equipment) subject to the lien of this Agreement.
“Equipment Value” shall mean (a) with respect to Equipment for which an Appraisal has been delivered to Agent, the Appraisal Value of such Equipment, plus (b) during the Limited Period with respect to Equipment that is less than twelve (12) months old and for which no Appraisal has been delivered to the Agent, the fair market value of such Equipment as reasonably determined by the Debtor, provided that such value is reasonably acceptable to the Agent.
“ERISA” shall mean, at any date, the Employee Retirement Income Security Act of 1974 and the regulations thereunder, all as the same shall be in effect at such date.
“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which, together with the Debtor is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall have the meaning set forth in Section 11(j) hereof.
“Event of Default” shall have the meaning set forth in Section 11 hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day)

by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day as of 11:00 a.m. New York time on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.
“Foreign Pension Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(3) of ERISA, without regard to whether the plan is subject to ERISA), deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the 50 states of the United States of America, by the Debtor or any of its Subsidiaries or ERISA Affiliates, including, without limitation, any such plan, fund, program, agreement or arrangement sponsored by a government or governmental entity.
“Funding Date” shall mean the date on which a Borrowing occurs.
“GAAP” shall mean at any time the generally accepted United States accounting principles at such time.
“Governmental Authority” shall mean any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Icahn Entity” shall mean (i) Carl Icahn and any spouse and any child, stepchild, sibling or descendant of Carl Icahn, (ii) any estate of Carl Icahn or any person referred to under clause (i), (iii) any person who receives a beneficial interest in any estate referred to in clause (ii) to the extent of such interest, (iv) any executor, personal administrator or trustee who holds such beneficial interest in ARL for the benefit of, or as fiduciary for, any person under clauses (i), (ii) or (iii) to the extent of such interest, and (v) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (i), (ii) or (iii).
“Impositions” shall have the meaning set forth in Section 21 hereof.
“Increased Commitments” shall have the meaning set forth in Section 2(k)(ix)(A) hereof.
“Increased Cost Amount” shall mean any amounts owed by the Debtor to any Lender pursuant to Section 2(k)(iii) hereof.
“Increased Cost Notice” shall have the meaning set forth in Section 2(k)(iii) hereof.
“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Interest Payment Date” shall mean (a) as to any Loan accruing interest at the Base Rate, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any Loan accruing interest at the Interest Rate, the last day of the applicable Interest Period, and (c) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2(f), the date on which such mandatory prepayment is due.
“Interest Period” shall mean, with respect to any Loan, the period commencing on, as the case may be, the creation or continuation date with respect to such Loan and ending one (1), two (2) or three (3) months thereafter, as selected by the Debtor in the notice provided by the Debtor pursuant to Section 2(j)(i)(A) or Section 2(j)(ii); provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    no Interest Period may extend beyond the final maturity date of any Note; and
(iii)    the interest rate to be applicable to each Loan for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.
“Interest Rate” shall mean, with respect to any Interest Period, a rate per annum equal to the sum of the Adjusted LIBOR for such Interest Period plus one hundred forty five (145) basis points.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” shall mean the actual knowledge of an executive officer of such Person or the officer responsible for such matters of such Person exercising customary diligence in accordance with industry standards, without independent inquiry.
“Lease(s)” shall mean the lease agreements or relevant portions thereof entered into or transferred or assigned to and assumed by or to be entered into by the Debtor with the Lessee(s), which lease agreement, lease schedule or relevant portion thereof provides for the leasing of one or more units of the Equipment by the Debtor to the Lessee(s), at the respective rentals and upon the other terms and conditions therein provided, but in each case only to the extent such lease relates to the Equipment.

“Lender Group” shall mean, individually and collectively, the Agent and each of the other Lenders.
“Lessee(s)” shall mean various industrial shippers and others who are parties to the Leases as lessees of the Equipment thereunder.
“LIBOR” shall mean, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Agent for a period equal to such Interest Period and in an amount equal or comparable to the Loans scheduled to be outstanding from the Lenders during such Interest Period; provided in no event shall LIBOR be less than 0%.
“LIBOR Index Rate” shall mean a rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the offered rate for deposits of Dollars for a term coextensive with the designated Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day that is two (2) London Business Days preceding the first day of such Interest Period (or if not reported thereon, then as determined by the Agent from another recognized source or interbank quotation). Each determination of LIBOR made by the Agent shall be conclusive and binding absent manifest error.
“Limited Period” shall mean with respect to Equipment that is less than 12 months old, the period commencing with the date such Equipment is first added as Collateral and ending on the earlier of sixty (60) days thereafter and delivery to Agent of an Appraisal covering such Equipment.
“Loan(s)” shall mean each and all loans made at any time prior to the Maturity Date to the Debtor by the Lenders in accordance with the terms hereof, provided that on the date of the making of any such loan, the Agent shall have been granted a first priority perfected security interest in all Collateral (subject to Permitted Liens), and the aggregate amount of outstanding principal balance of all such loans shall not exceed the Loan-to-Value Amount (after giving effect to the principal amount of the loan being requested)
“Loan-to-Value Amount” shall mean 82.5% of the Equipment Value of Eligible Equipment.
“Management Agreement” shall mean that certain Railcar Management Agreement dated as of February 29, 2012 entered into between ARL, as manager, and the Debtor, as owner, pursuant to which, among other things, ARL manages a fleet of railcars owned by the Debtor.
“Material Adverse Change” shall mean a material adverse change in the financial condition of the Debtor since the date of the financial statements then most recently delivered pursuant to Section 8(a)(v) hereof (it being understood that, for purposes of Section 3(b)(iii), such date shall be deemed to be December 31, 2014).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, results of operations, properties or condition (financial or otherwise) of the Debtor, or (b) the Collateral taken as a whole, or the Agent’s lien on the Collateral taken as a whole, or the priority of such lien.
“Maturity Date” shall mean December 10, 2018 or such earlier date when this Agreement is terminated in accordance with its terms.
“Measurement Date” shall have the meaning set forth in Section 2(f)(iii).
“Minimum Utilization Ratio” shall mean, as of any date of determination, the ratio (calculated as a fraction but stated as a percentage) of (a) the aggregate number of rolling stock owned by the Debtor that are Collateral and subject to a Lease to (b) the aggregate number rolling stock owned by the Debtor that are Collateral.
“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, with respect to which the Debtor or any of its Subsidiaries or ERISA Affiliates makes, or is obligated to make, contributions, or may have any liability, contingent or otherwise.
“Note” or “Notes” shall mean the promissory notes from time to time executed and delivered by the Debtor in favor of the Lenders in the aggregate principal amount of Two Hundred Million Dollars ($200,000,000) and such additional promissory notes issued in connection with Section 2(b)(ix).
“Notice of Borrowing” shall have the meaning set forth in Section 2(j)(i) hereof.
“Obligations” shall have the meaning set forth in Section 4 hereof.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” shall mean a certificate signed by a Responsible Officer of the Debtor in the form attached as Exhibit D.
“Opinion of Counsel” shall mean an opinion in writing signed by legal counsel who shall be reasonably satisfactory to the Required Lenders.
“Other Management Agreement” shall have the meaning set forth in Section 8(o) hereof.
“Other Manager Approval” shall have the meaning set forth in Section 8(o) hereof.
“Other Taxes” shall have the meaning set forth in Section 22(a)(ii) hereof.
“Permitted Liens” shall mean (i) the lease of the Equipment pursuant to the Eligible Leases, (ii) liens created by this Agreement and the Eligible Leases, (iii) liens of taxes, assessments or governmental charges or levies which are not at the time delinquent, (iv) liens of taxes (including, without limitation, ERISA liens), assessments or governmental charges or levies which are delinquent but the amount or the validity of which is being contested in good faith by appropriate action if the Debtor shall have set aside on its books such reserves as deemed by it appropriate and adequate in accordance with GAAP, (v) liens incurred and pledges and deposits made in connection with worker’s compensation, unemployment insurance, old age pensions and other social security or retirement benefits or similar legislation or in connection with public or statutory obligations of the Debtor or any of its Subsidiaries, (vi) liens (including deposits) in connection with self-insurance, (vii) liens (including deposits) in connection with or to secure performance of bids, tenders, contracts (other than contracts creating or evidencing indebtedness for borrowed money) or leases or to secure statutory obligations, surety or appeal bonds or indemnity, performance or similar bonds, (viii) liens in connection with litigation being contested and judgment liens in proceedings which are being (or which will be ) duly appealed and for which stay of execution has been (or is reasonably expected to be) received, (ix) liens arising in connection with advances or progress payments under government contracts, (x) mechanics’, materialmen’s, suppliers’, warehousemen’s and similar liens for services or materials for which payment is not overdue or the payment of which is being contested in good faith by appropriate proceedings; and (xi) any liens that are being released contemporaneously with the grant of security interest hereunder; provided that the security interest of the Collateral taken as a whole granted under this Agreement would not be materially adversely affected or forfeited by the existence thereof.
“Person” shall mean an individual, a corporation, an association, a joint stock company, a business trust, a partnership, a limited liability company, a limited liability partnership, a joint venture, an unincorporated organization, or a government or any agency or political subdivision thereof.
“Post Maturity Rate” shall have the meaning set forth in Section 2(c) hereof.
“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by Agent in New York from time to time as its “Prime Rate.” Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year. The Debtor acknowledges that the Agent may make loans to its customers above, at or below the Prime Rate.
“Pro Rata Share” shall mean, with respect to a Lender’s obligation to make Loans and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, (x) prior to the Revolver Commitments being terminated, the percentage obtained by dividing (i) such Lender’s Revolver Commitment by (ii) the aggregate Revolver Commitments of all Lenders, and (y) from and after the time that the Revolver Commitments have been terminated, the percentage obtained by dividing (i) the aggregate outstanding principal amount of such Lender’s Loans by (ii) the aggregate outstanding principal amount of all Loans.
“Related Fund” shall mean a fund or account managed by a Lender or an Affiliate of a Lender or its investment manager.
“Required Lenders” shall mean, at any time, Lenders whose Pro Rata Share aggregate 51% or more.

“Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period.
“Responsible Officer” shall mean the Chairman of the governing body, Vice-Chairman of the governing body, President, Chief Financial Officer, any Vice-President, Treasurer or Assistant Treasurer or Secretary of the Debtor or of its managing member.
“Revolver Commitment” shall mean, with respect to each Lender, the Dollar amount of such Lender’s Revolver Commitment, and, with respect to all Lenders, the aggregate Dollar amount of all Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule D or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of this Agreement.
“Sanction(s)” shall mean (a) Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union, or (iv) Her Majesty’s Treasury of the United Kingdom (“HMT”); and (b) Economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.
“Sanctioned Country” shall mean a country or territory that is at any time the subject of Sanctions.
“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctions List” shall mean any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.
“Sanctions Violations” means any violation of any Sanctions by the Debtor, any of its Subsidiaries or any person or entity holding a controlling interest in Debtor (whether directly or indirectly), a Lender or the Agent, as such Sanctions Lists or Sanctions are in effect from time to time.
“Scrap” shall mean a railcar that is designated to be scrapped either due its age or non-conformity to then applicable railroad, regulatory or customer requirements.
“Servicer” shall mean American Railcar Industries, Inc., except as otherwise permitted by Section 8(o).
“Subsidiary” shall mean, with respect to Debtor, any Person engaged primarily in the business of owning, leasing and/or operating railroad, rolling stock of which more than 50% of the outstanding stock or similar equity interest having ordinary voting power to elect a majority of the Board of Directors or similar governing or managing body of such Person is at the time directly or indirectly owned by the Debtor, or by one or more of its subsidiaries, or, for the purposes of consolidated financial statements of the Debtor, any Person that is required to be consolidated with the Debtor pursuant to GAAP.
“Taxes” shall have the meaning set forth in Section 22(a)(i) hereof.
“Title IV Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Debtor or any of its Subsidiaries or ERISA Affiliates either (a) is an “employer” as defined in Section 3(5) of ERISA or (b) may have any liability, contingent or otherwise.
“UCC” shall mean the Uniform Commercial Code in effect in the State of New York, unless otherwise specified, as amended from time to time.
“Unfunded Vested Benefits” shall mean, with respect to any Title IV Plan, the Title IV Plan’s “unfunded vested benefits” as defined in Pension Benefit Guaranty Corporation Section 4006.4.
“Used Equipment” shall mean any Eligible Equipment which was greater than 12 months old at the time of the commencement of the current Eligible Lease corresponding to such Eligible Equipment.
“Withholding Taxes” shall have the meaning set forth in Section 22(a)(viii) hereof.
SECTION 2.    AMOUNT AND TERMS OF LOANS; PREPAYMENT.
(a)    Making of Loans. Subject to the terms and conditions of this Agreement, on or before the Maturity Date, each Lender, severally and not jointly with the other Lenders, agrees to make Loans to Debtor in an amount equal to such Lender’s Revolver Commitment. Subject to the terms of this Agreement, the Debtor may borrow, prepay (as provided in subsection (e)) and reborrow up to an amount equal to the Revolver Commitments less the then outstanding principal amount of Loans. Each Loan shall be in immediately available funds in the amount of $1,000,000 or an integral multiple thereof. Each Loan shall be made at 1:00 P.M. New York City time, or at such time or place as may be agreed by the Debtor and the Agent.

(b)    Promissory Notes. The Loans shall be evidenced by promissory notes of the Debtor, in each case to each Lender substantially in the form of Exhibit A annexed hereto (such notes, as may from time to time be modified, amended, supplemented or restated, are herein referred to as the “Notes”) and which shall be payable to the applicable Lender in a maximum principal amount equal to such Lender’s Revolver Commitment, dated the date hereof and duly executed by the Debtor with blanks appropriately filled in conformity herewith. The Notes shall be payable no later than the Maturity Date. All Loans made by the Lenders hereunder and all payments and prepayments made on account of the principal thereof shall be recorded by the applicable Lender on the schedule attached to the respective Note, which notation shall constitute prima facie evidence of such Loans, payments and prepayments; provided, however, that the applicable Lender’s failure to make such notation with respect to any Loan shall not limit or otherwise affect the obligation of the Debtor herein or under the respective Note with respect to any such Loan, and payments by the Debtor shall not be affected by failure to make a notation thereof on said schedule. The parties agree that the aggregate principal amount of Notes outstanding at any time shall not exceed the sum of the Commitments including the Increased Commitments, if applicable.
(c)    Interest Rate. Subject to the terms of Section 2(k)(ii) of this Agreement and the next sentence, the Loans shall bear interest from the date thereof to maturity on the unpaid principal balance thereof at a rate equal to the Interest Rate, and at all times during the continuance of an Event of Default and after maturity (whether by acceleration, demand or otherwise) at a rate equal to two percent (2%) per annum in excess of the Interest Rate (the “Post Maturity Rate”). In no event shall the rate of interest on the Loans exceed the maximum rate authorized by applicable law. Interest on the Loans shall be payable in arrears on each Interest Payment Date. With respect to Loans accruing interest at the Interest Rate, interest on such notes shall be calculated on the basis of a 360-day year and actual days elapsed, and with respect to Loans accruing interest at the Base Rate, interest on such Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.
(d)    Replacement of Collateral. If any of the Equipment shall be worn out, lost, stolen, destroyed, rendered permanently unfit for the intended use, or irreparably damaged, from any cause whatsoever, returned to the manufacturer pursuant to any patent indemnity or warranty settlement, or taken or requisitioned by condemnation or otherwise by any government agency, then the Debtor shall, at its option, within thirty (30) days of such event, either (i) grant to the Agent a lien on other similar railroad rolling stock (by its execution and delivery of the documents and instruments referred to in Section 3(c) and Section 7 hereof) which is Eligible Equipment and which has an Equipment Value at least equal to that of the Equipment substantially destroyed (or, in the case of the replacement of Used Equipment, an Equipment Value at least equal to that of the Used Equipment substantially destroyed), along with such evidence as to the Equipment Value of such additional rolling stock as requested by the Agent, or (ii) prepay the Notes so that after giving effect to such prepayment the amount outstanding under the Notes does not exceed the Loan-to-Value Amount, together with accrued and unpaid interest on such amount and any Breakage Amount or Increased Cost Amount, if applicable.
(e)    Voluntary Prepayment. Upon not less than six (6) Business Days’ prior written notice to the Agent, the Debtor shall have the right to prepay the Notes from time to time in part in amounts of $100,000 or an integral multiple thereof or at any time in whole. Upon the giving of notice of prepayment pursuant to this Section 2(e), the amount therein specified to be prepaid shall be due and payable on the date therein specified for such prepayment, together with accrued and unpaid interest on such amount and any Breakage Amount and Increased Cost Amount, if applicable; provided that the Breakage Amount and Increased Cost Amount shall be calculated by such parties and provided to the Debtor in writing within five (5) Business Days’ of the receipt of the prepayment notice from the Debtor by the Agent. In the event the Agent or the relevant Lender fails to deliver the calculation of its Breakage Amount or Increased Cost Amount prior to the prepayment date, the Debtor shall nonetheless be entitled to make such prepayment of principal on such prepayment date (it being understood that such prepayment shall not relieve the Debtor from its obligation to pay to such applicable Person any Breakage Amount or Increased Cost Amount promptly after receipt of such calculations from such Person). No prepayment pursuant to this Section 2(e) of less than the entire unpaid principal amount of the Notes shall be credited to or relieve the Debtor to any extent from its obligation to make any prepayment required by Section 2(d). Upon any such prepayment, the Debtor may request that the Collateral be released in accordance with the terms of Section 19(e) hereof.
(f)    Mandatory Prepayment or Additional Collateral.
(i)    Notwithstanding any term, condition or provision of this Agreement to the contrary, if at any time the unpaid principal balance outstanding under the Notes shall exceed the Loan-to-Value Amount (any such excess referred to in this paragraph (f)(i) as the “Excess”), then the Debtor shall immediately upon obtaining knowledge thereof notify the Agent in writing of such fact (detailing the reasons therefor) and within three (3) Business Days of such notice either (A) prepay the Notes in an amount equal to the amount of such Excess, together with accrued and unpaid interest on such amount and any Breakage Amount and Increased Cost Amount, if applicable, or (B) grant to the Agent a lien or liens in accordance with Sections 4 and 7 of this Agreement on such additional railroad rolling stock constituting Eligible Equipment so that, immediately after giving effect to the granting of such lien or liens in favor of the Agent, the aggregate unpaid principal balance of the Loans outstanding under the Notes shall be equal to or less than the Loan-to-Value Amount. Each such prepayment made pursuant to this Section 2(f)(i) shall be accompanied by an Officer’s Certificate of the Debtor stating (x) that such prepayment is being made pursuant to this Section 2(f)(i) and (y) after giving effect to the prepayment that is the subject of such notice, the amount outstanding under the Notes does not exceed the Loan-to-Value Amount, and demonstrating in sufficient detail all calculations in making such determination. In the event the Debtor shall grant to the Agent additional lien or liens pursuant to clause (ii) of this Section 2(f)(i), the Debtor shall deliver to each of the Agent an Officer’s Certificate that (1) states that the Officer’s Certificate is being delivered pursuant to this Section 2(f)(i), (2) describes the additional rolling stock on which the Debtor has granted the Agent a lien or liens, (3) shall be accompanied by all appropriate documentation required under this Agreement in order to effectuate such grant, including (without limitation) supplements to this Agreement and such evidence as to Equipment Value of such additional rolling stock as requested by the Agent, and (4) shows in reasonable detail all calculations necessary to demonstrate the Debtor is in compliance with this Section 2(f)(i).

(ii)    Notwithstanding any term, condition or provision of this Agreement to the contrary, if at any time the Appraisal for Equipment included under subsection (b) of the definition of Equipment Value results in a value less than the value determined by the Debtor for such Equipment, then the Debtor shall repay such excess amount within three (3) Business Days of delivery of such Appraisal to the Agent. In the event the Appraisal for Eligible Equipment that is less than twelve (12) months old is not delivered to the Agent prior to the end of the Limited Period for such Equipment, then the Debtor shall repay the full amount advanced with respect to such Equipment within three (3) Business Days after the last day of the applicable Limited Period.
(iii)    Quarterly, commencing on the date that is three (3) months after the Closing Date, (the “Measurement Date”) the Debtor promises to pay to the Agent for the account of each Lender, in partial repayment of the outstanding principal balance of the Loans, within 5 days of the Measurement Date, an amount equal to (A) 0.75% multiplied by (B) the average outstanding principal amount of the Loans for such quarter (which will be deemed to equal the amount of 50% of the sum of (x) the principal amount of the Loans outstanding on the first day of such quarter and (y) the principal amount of the Loans outstanding on the last day of such quarter). Each such prepayment made pursuant to this Section 2(f)(iii) shall be accompanied by an Officer’s Certificate of the Debtor (x) stating that such prepayment is being made pursuant to this Section 2(f)(iii) and (y) demonstrating in sufficient detail all calculations in determining the prepayment amount.
(g)    Date of Payment. Whenever any payment to be made hereunder or on the Notes shall become due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and, in the case of any payment of principal, such extension of time shall in such case be included in computing interest on such payment.
(h)    Payments.
(i)    Payments by the Debtor.
(A)    Except as otherwise expressly provided herein, all payments by the Debtor shall be made in Dollars and if the Debtor has not made such payment, the Agent may cause such payment to be made by directing the Collateral Agent to deduct the applicable amount from the Controlled Account and transfer such amount to the Agent’s Acount no later than 10:00 a.m. (New York City time) on the date specified herein. In the event that the Controlled Account does not contain sufficient funds and the Debtor has not made payment to the Agent’s Account to fully satisfy any such payment due hereunder, the Debtor shall pay any shortfall to the account designated by the Agent for the account of the Lender Group in immediately available funds, no later than 12:00 noon (New York City time) on the date specified herein for such payment. Any payment so received shall be deemed to have been received the following Business Day. Any payment received by the Agent later than 12:00 noon (New York City time) on any Business Day but before 12:00 noon (New York City time) on the following Business Day shall be deemed to have been received on the following Business

Day, and any applicable interest or fee shall continue to accrue until such following Business Day.
(B)    Until such time as a Default or Event of Default has occurred, the Debtor may withdraw funds from the Controlled Account in its discretion.
(ii)    Apportionment and Application.
(A)    Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in clause (ii)(D) below, aggregate principal and interest payments shall be apportioned among the Lenders based on their respective Pro Rata Shares (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender), and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders based on their respective Pro Rata Shares.
(B)    At any time (and following the occurrence of an Event of Default at the election of the Required Lenders), all proceeds of Collateral and other payments received by Agent shall be applied against such portions of the Obligations and in such order as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including any amounts owed to the Agent pursuant to Section 14) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (including any amounts owed to the Lenders pursuant to Section 14) payable to the Lenders, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the payment of all other Obligations of the Lenders owing under or in respect of this Agreement that are due and payable to the Lenders on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and so long as no Default or Event of Default has occurred and is then continuing, to the Debtor or as otherwise required by applicable law.
(C)    Agent, within one Business Day, shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive in accordance with this Agreement.
(D)    Except as provided in clause (ii)(B) above, any payment made by the Debtor to Agent for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement shall be applied to such specific Obligations.
(E)    In the event of a direct conflict between the priority provisions of this Section 2(h) and other provisions contained in this Agreement, it is the intention of the parties hereto that such priority provisions shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2(h) shall control and govern.
(F)    The provisions of this Section 2(h) constitute an agreement among the Debtor and the Lender Group as to the application of payments, Collections and proceeds of Collateral and do not constitute any subordination of (x) any Obligations to any other Obligations or (y) the right to payment of any Obligations to the right to payment of any other Obligations.
(i)    Use of Proceeds. The Debtor agrees that the proceeds of all Borrowings hereunder shall be used solely to (a) fund the manufacturing of railcars on an ongoing basis, (b) pay related transaction costs, fees and expenses in connection with this Agreement, and (c) finance ongoing working capital requirements and other general corporate purposes.
(j)    Borrowing Procedures.
(i)    Generally.
(A)    Each Borrowing of a Loan shall be made by an irrevocable written request by the Debtor delivered to Agent at least three (3) Business Days’ prior to the requested Funding Date, specifying (i) the amount of the the requested Loan, and (ii) the requested Funding Date (which shall be a Business Day) thereof and (iii) the initial Interest Period for such Loan (the “Notice of Borrowing”). Upon receipt of any Notice of Borrowing, Agent will advise each Lender thereof. Together with such request, the Debtor shall provide to the Agent the list of proposed Equipment to be procured or financed with the proceeds of such Loan, proposed Lessees and Schedule A and any other attachments, if any, to the Officer’s Certificate that the Debtor proposes to deliver to the Agent upon the making of such Loan.
(B)    Not later than 11:00 a.m. (New York City time) on the date of such Loan, each Lender shall make the proceeds of such Loan available to the Agent at the Agent’s Account by wire transfer of immediately available funds. Upon receipt by the Agent of such funds and upon fulfillment of the conditions set forth in Article III, the Agent shall make such funds available to the Debtor by 1:00 P.M. (New York City time) in accordance with the payment instructions delivered to the Agent in the Notice of Borrowing, substantially in the forms set forth in Exhibit F.
(C)    Unless Agent receives written notice from a Lender prior to 11:00 a.m. (New York City time) on the date of a Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of the Debtor the amount of that Lender’s Pro Rata Share of the requested Borrowing, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to the Debtor on such date a corresponding amount. If and to the extent any applicable Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to the Debtor such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest thereon at the Defaulting Lender Rate for each day during such period. A written notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Pro Rata Share of the Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify the Debtor of such failure to fund and, upon demand by Agent, the Debtor shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan comprising such Borrowing.
(D)    Subject to the other conditions set forth in this Section 2(j), each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to the account designated by Agent, not later than 11:00 a.m. (New York City time) on the Funding Date applicable thereto. After Agent’s receipt of such funds, Agent shall make such funds available to the Debtor on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the account designated by the Debtor; provided, however, that Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any portion of the applicable Loan if Agent shall have actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived in accordance with the terms of this Agreement.
(E)    Agent shall not be obligated to transfer to a Defaulting Lender any payments respecting the Loan made by the Debtor to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group based upon their respective Pro Rata Shares (but only to the extent that such Defaulting Lender’s portion of the Loan was funded by the other members of the Lender Group). Solely for the purposes of voting or consenting to matters with respect to this Agreement, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and the Debtor shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender funds its Pro Rata Share of the applicable portion of the Loan to the Agent and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Debtor of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Debtor at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or the Debtor’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(ii)    Continuation and Conversion. Three (3) Business Days prior to the conclusion of any Interest Period with respect to any portion of the Loans, the Debtor shall provide written notice to the Agent of its election as to the Interest Period which will be applicable to such portion following such date; provided that (x) if a Default or Event of Default shall have occurred and be continuing at such time, the Debtor shall only be permitted to select an Interest Period of one month, unless otherwise agreed to by the Agent, (y) if the Debtor shall fail to make such election with respect to any such portion of the Loans, an Interest Period of one month shall automatically be deemed to have been selected thereby and (z) after making any such election, there shall be no more than five (5) separate Interest Periods in effect with respect to all Loans outstanding at such time.
(iii)    Notation. Agent shall record on its books the principal amount of each of the Loans owing to each Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, gross negligence or willful misconduct on the part of Agent, conclusively be presumed to be correct and accurate.
(iv)    Lenders’ Failure to Perform. All Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares and subject to this Section 2. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any portion of any Loan (or other extensions of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
(k)    Additional Provisions; Fees.
(i)    Change of Law. Notwithstanding any other provisions of this Agreement or the Notes, if at any time any Lender shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Lender to create or continue to maintain any Loan, it shall promptly so notify the Debtor and the obligation of such Lender to create, continue or maintain any such Loan under this Agreement shall be suspended until it is no longer unlawful for such Lender to create, continue or maintain such Loan. The Debtor, on demand, shall, if the continued maintenance of any such Loan is unlawful, thereupon prepay the outstanding principal amount of the affected Loan, together with all interest accrued thereon and all other amounts payable to such Lender with respect thereto under this Agreement.
(ii)    Inability to Ascertain Adjusted LIBOR. In the event that on the date for determining LIBOR in respect of any Interest Period for any Loan, the Agent shall have determined (which determination shall be presumed to be correct until the contrary shall have been established) that by reason of circumstances affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining LIBOR for the relevant Interest Period, the Agent shall promptly give to the Debtor telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances. After receipt of such notice, such Loan shall be converted into a Base Rate Loan and during the continuance of such circumstance, shall be maintained as a Base Rate Loan; provided that nothing in this Section shall affect the interest rate then in effect at the time of receipt by the Debtor of such notice until the expiration of the applicable Interest Period for such Loan in effect at such time.
(iii)    Taxes and Increased Costs. With respect to any Loan, if any Lender shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation, interpretation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Lender or its lending branch or the Loans contemplated by this Agreement (whether or not having the force of law), shall:
(A)    impose, increase, or deem applicable (x) any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Lender, or (y) any tax on the capital of or reserves held by such Lender, which is not in any instance already accounted for in computing the interest rate applicable to such Loan;
(B)    subject such Lender, any Loan or any Note to the extent it evidences such Loan to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Loan or any Note to the extent it evidences such Loan, except such taxes as may be measured by the overall net income or gross receipts of such Lender or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Lender’s principal executive office or its lending branch is located;
(C)    change the basis of taxation of payments of principal and interest due from the Debtor to such Lender hereunder or under the Notes to the extent it evidences any Loan (other than by a change in taxation of the overall net income or gross receipts of such Lender); or
(D)    impose on such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, any Loan, or its disbursement, or the Notes;
and such Lender shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of creating or maintaining any Loan hereunder or to reduce the amount of principal or interest received or receivable by such Lender (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Debtor shall pay to such

Lender from time to time as specified by such Lender such additional amounts as such Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount (the “Increased Cost Amount”), provided the procedure set forth below is complied with by such Lender and the Debtor chooses not to prepay or convert the Loan in the manner set forth below. If such Lender makes such a claim for compensation, it shall give to the Debtor a prompt written notice of such claim immediately upon becoming aware of any such increased cost or reduced amount (in each case, an “Increased Cost Notice”) accompanied by a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined. Upon the receipt of an Increased Cost Notice, the Debtor may, within five (5) Business Days after such receipt, prepay in full the Loans of Lenders delivering Increased Cost Notices, without having to comply with the notice requirements of Section 2(e) hereof, together with all interest accrued on the amount prepaid to the date of payment and any Increased Cost Amount specified in such Increased Cost Notice, without paying or being obligated to pay (A) any Breakage Amount in respect thereof, and (B) any of the Increased Cost Amount that may accrue after the date of such prepayment (provided, that, for the avoidance of doubt, any future Loan bearing interest at the Interest Rate will be subject to such Increased Cost Notice, unless and until withdrawn by such Lender). Upon any such prepayment, the Debtor may request that the Collateral be released in accordance with the terms of Section 19(e) hereof.
Notwithstanding anything in clauses (i) and (iii) above to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in applicable law with respect to such clauses (i) and (iii), regardless of the date enacted, adopted or issued.
(iv)    Funding Indemnity. In the event a Lender shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Lender to fund or maintain any Loan or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Lender) as a result of:
(A)    any payment of a Loan on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or
(B)    any failure by the Debtor to create, borrow, continue or effect by conversion a Loan on the date specified in a notice given pursuant to this Agreement;

then upon the demand of such Lender, the Debtor shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense (the “Breakage Amount”). If such Lender requests such a reimbursement, it shall provide to the Debtor a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.
(v)    Lending Branch. Each Lender may, at its option, elect to make, fund or maintain the Loans hereunder at such of its branches or offices as such Lender may from time to time elect.
(vi)    Discretion of Each Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the respective Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2(j) and 2(k)(iii) and 2(k)(iv)) shall be made as if such Lender had actually funded and maintained each Loan during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such Loan, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.
(vii)    Commitment Fee. The Debtor shall pay to each Lender a fee in an amount equal to the percentage per annum set forth in the grid below under the heading “Commitment Fee” of such Lender’s unused Revolver Commitment based on the percentage of the aggregate unused Revolver Commitments as at each date of determination in accordance with the grid below:

Utilization Percentage	Commitment Fee
Less than 50%	0.25%
Greater than or equal to 50%	0.20%

Such fee shall be payable to Agent, for the account of each such Lender (including Agent, in its capacity as a Lender), quarterly in arrears on the last Business Day of each March, June, September and December and on the applicable Maturity Date, commencing on such first quarterly payment date to occur after the date hereof.
(viii)    [Reserved].
(ix)    Increased Commitments.
(A)    From time to time (but not more than two (2) times in a fiscal year), the Debtor may, upon at least 15 Business Days’ prior notice to the Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the amount of the Revolver Commitments, in minimum increments of $25,000,000, (the amount of any such increase, the “Increased Commitments”); it being understood that in no event shall the aggregate increase in the Revolver Commitments hereunder exceed $100,000,000 at any time. Each Lender at such time shall have the right (but not the obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Debtor and the Agent to increase its Revolver Commitment. Any Lender not responding within 15 days of receipt of such notice shall be deemed to have declined to increase its Revolver Commitment.
(B)    If Increased Commitments by Lenders pursuant to subsection (A) of this part (ix) do not equal or exceed the requested Increased Commitments, the Debtor may, within ten (10) days of the Lenders’ response, designate one or more lenders that are not party to this Agreement (an “Additional Lender”), to become a party to this Agreement with a Revolver Commitment of not less than $5,000,000. The sum of the increases in the Revolver Commitments of the existing Lenders pursuant to this part (ix) plus the Revolver Commitments of the Additional Lenders shall not in the aggregate exceed the Increased Commitments.
(C)    Any increase in the Revolver Commitments pursuant to this part (ix) shall be subject to satisfaction of the following conditions:
a.    before and after giving effect to such increase, all representations and warranties contained in Section 10 shall be true;
b.    at the time of such increase, no Default or Event of Default shall have occurred and be continuing or would result from such increase; and
c.    after giving effect to such increase, the aggregate amount of all Revolver Commitments hereunder shall not exceed $300,000,000.
(D)    An increase in the aggregate amount of the Revolver Commitments pursuant to this part (ix) shall become effective upon the receipt by the Agent of (i) an agreement in form and substance satisfactory to the Agent signed by the Debtor, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Revolver Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Debtor with respect to the Increased Commitments and such opinions of counsel for the Debtor with respect to the Increased Commitments as the Agent may reasonably request, which may include documents consistent with those delivered on the Closing Date as to the corporate power and authority of the Debtor to borrow hereunder and (iii)

such evidence of the satisfaction of the conditions set forth in subpart (ix)(D) above as the Agent may reasonably request.
SECTION 3.    CONDITIONS PRECEDENT.
(a)    Conditions Precedent to this Agreement. Prior to this Agreement becoming effective, the following conditions precedent shall have been satisfied in a manner satisfactory in form and substance to the Agent and each Lender (for avoidance of doubt, execution of this Agreement by the Agent and each Lender shall evidence satisfaction of the following conditions):
(i)    the Agent shall have received this Agreement, duly executed and delivered by the parties thereto;
(ii)    the Agent shall have received certified copies of the resolutions of the governing body of the Debtor approving this Agreement, and each of the other instruments and documents executed by the Debtor and delivered to the Agent pursuant to this Agreement, which copies shall have been certified by an authorized officer of the Debtor as of the date of this Agreement;
(iii)    each Lender shall have received a Note in an amount equal to its respective Revolver Commitment, which Note shall have been duly executed and delivered by the Debtor;
(iv)    the Agent shall have received a certificate of an authorized officer of the Debtor dated as of the date of this Agreement, certifying, the names and true signatures of the officers of the Debtor authorized to sign each document to which it is signatory and which is to be delivered by it hereunder and attaching true, correct and complete copies of the formation document and operating agreement of the Debtor and the Collateral Agency Agreement;
(v)    the Agent shall have received a favorable Opinion of in-house counsel to the Debtor and its affiliates;
(vi)    all representations and warranties of the Debtor contained in this Agreement or otherwise made in writing by or on behalf of the Debtor in connection with the transactions contemplated hereby shall be true and correct when made (as of the time the conditions set forth in this Section 3(a) are satisfied);
(vii)    there shall have been no Material Adverse Change;
(viii)    the Controlled Account shall have been established by the Debtor; and
(ix)    the Agent and the Lenders shall have received from the Debtor the documentation and other information requested by the Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(b)    Conditions Precedent to Initial Loan. Prior to the making by the Lenders of the initial Loan pursuant to this Agreement, the following conditions precedent shall have been satisfied in a manner satisfactory in form and substance to the Agent and each Lender:
(i)    a memorandum of this Agreement duly executed and notarized by the Debtor and the Agent shall have been duly filed with the Surface Transportation Board and the Office of the Registrar General of Canada;
(ii)    the Agent shall have received a favorable Opinion of each of in-house counsel to the Debtor and its affiliates, of Alvord & Alvord, special Surface Transportation Board counsel to the Debtor, and of Aird & Berlis, special Canadian counsel to the Debtor;
(iii)    there shall have been no Material Adverse Change;
(iv)    the Debtor shall have paid or made the arrangements acceptable to the Agent to (A) reimburse the Agent for all out-of-pocket expenses incurred by the Agent in preparing and negotiating this Agreement and in carrying out the transactions contemplated hereby, including (without limitation) all reasonable attorneys’ fees and expenses, (B) pay all recording and filing fees required in connection with this Agreement and the transactions contemplated hereby and (C) pay all amounts then due and owed, under Section 14, incurred in connection with the transactions evidenced by this Agreement;
(v)    all representations and warranties of the Debtor contained in this Agreement or otherwise made in writing by or on behalf of the Debtor in connection with the transactions contemplated hereby shall be true and correct in all material respects when made and as of the time of the making of such Loan with the same effect as though such representations and warranties had been made on and as of the time of the making of such Loan, and except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;
(vi)    the Debtor shall have performed all agreements and complied with all conditions contained herein required to be performed or complied with by it prior to or at the making of such Loan, and at the time of the making of such Loan (and after giving effect to the Loan and the application of the proceeds of such Loan) no Event of Default or Default shall have occurred and be continuing under this Agreement;
(vii)    the Debtor shall have delivered to the Agent an Officers’ Certificate, dated as of the date of the making of such Loan, substantially in the form of the document attached hereto as Exhibit D;
(viii)    the Agent shall have received evidence satisfactory thereto that the insurance required to be maintained pursuant to Section 9(a) is in full force and effect with respect to the Equipment being subjected to the lien of this Agreement on such date;

(ix)    the Debtor shall have executed and delivered to the Agent an Assignment Notice, substantially in the form of the document attached hereto as Exhibit C. The Agent agrees that it shall hold the originally executed Assignment Notice in escrow for so long as no Event of Default shall have occurred and be continuing;
(x)    the Debtor shall have joined the Collateral Agency Agreement, as a “Manager” and “Pledgor” thereunder and shall have identified Agent as a “Financing Party” (as defined therein) to the Collateral Agent pursuant to the procedure set forth therein;
(xi)    the Debtor shall have executed letter agreements in respect of fees in form and substance satisfactory to Agent (for avoidance of doubt, execution of that certain engagement letter, dated October 23, 2015, between the Agent and the Debtor shall evidence satisfaction of this condition if not superseded or replaced prior to the Closing);
(xii)    [Reserved];and
(xiii)    the Agent shall have received a satisfactory Appraisal with respect to all Equipment being added as Collateral on the date of such Loan, or, if applicable, with respect to Equipment during the Limited Period, the fair market value of such Equipment reasonably determined by the Debtor and reasonably acceptable to the Agent.
(c)    Conditions Precedent to Subsequent Loans. Prior to the making by the Lenders of any subsequent Loans hereunder, the following conditions precedent shall have been satisfied in a manner satisfactory in form and substance to the Agent and each Lender:
(i)    a Supplement to this Agreement, substantially in the form of the document attached hereto as Exhibit B, duly executed and notarized by the Debtor and the Agent shall have been duly filed with the Surface Transportation Board and the Office of the Registrar General of Canada;
(ii)    there shall have been no Material Adverse Change;
(iii)    the Debtor shall have paid or made the arrangements acceptable to the Agent to (A) reimburse the Agent for all out-of-pocket expenses incurred by the Agent in preparing and negotiating this Agreement and in carrying out the transactions contemplated hereby, including (without limitation) all reasonable attorneys’ fees and expenses, and (B) pay all recording and filing fees required in connection with this Agreement and the transactions contemplated hereby;
(iv)    the Agent shall have received a favorable Opinion of each of in-house counsel to the Debtor and its affiliates, of Alvord & Alvord, special Surface Transportation Board counsel to the Debtor, and of Aird & Berlis, special Canadian counsel to the Debtor; provided, solely with respect to Equipment constituting Collateral which is located in Canada and acquired after the Closing Date, the Debtor shall have up to ten (10) days from the acquisition of such Equipment to deliver an opinion with respect to the perfection actions described in Section 7.

(v)    all representations and warranties of the Debtor contained in this Agreement or otherwise made in writing by or on behalf of the Debtor in connection with the transactions contemplated hereby shall be true and correct in all material respects when made and as of the time of the making of such Loan with the same effect as though such representations and warranties had been made on and as of the time of the making of such Loan, and except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;
(vi)    the Debtor shall have performed all agreements and complied with all conditions contained herein required to be performed or complied with by it prior to or at the making of such Loan, and at the time of the making of such Loan (and after giving effect to the Loan and the application of the proceeds of such Loan) no Event of Default or Default shall have occurred and be continuing under this Agreement;
(vii)    the Debtor shall have delivered to the Agent an Officers’ Certificate, dated as of the date of the making of such Loan, substantially in the form of the document attached hereto as Exhibit D;
(viii)    the Agent shall have received evidence satisfactory thereto that the insurance required to be maintained pursuant to Section 9 is in full force and effect with respect to Section 9 is in full force and effect with respect to the Equipment being subjected to the lien of this Agreement on such date; and
(ix)    the Agent shall have received a satisfactory Appraisal with respect to all Equipment being added as Collateral on the date of such Loan, or, if applicable, with respect to Equipment during the Limited Period, the fair market value of such Equipment reasonably determined by the Debtor and reasonably acceptable to the Agent.
SECTION 4.    SECURITY INTEREST.
To secure the prompt and due payment, performance and observance of all indebtedness, obligations, liabilities and agreements of any kind of the Debtor to the Agent and the Lenders, now existing or hereafter arising, absolute or contingent, due or not, contractual or tortious, liquidated or unliquidated, arising under the Notes or this Agreement (all of the foregoing being herein referred to as the “Obligations”), the Debtor hereby mortgages, pledges, sets over, hypothecates, assigns and grants to the Agent, its successors and permitted assigns, on behalf of the Lenders, a perfected first priority lien (subject to Permitted Liens) upon and security interest in: (a) the Equipment together with all rents, issues, income, profits and avails therefrom and the proceeds thereof; (b) all right, title and interest of the Debtor in and to each and every Lease (but only to the extent relating to the Equipment), and all payments due and to become due under any such Lease but only to the extent relating to the Equipment (the “Lease Proceeds”), whether as contractual obligations, damages or otherwise to the extent such payments are derived from the Equipment; (c) all right, title and interest of the Debtor in and to the Controlled Account and all funds in the Controlled Account or such other account receiving Collections from Equipment or leases of Equipment on deposit with the Collateral Agent or another mutually acceptable bank; (d) railcar markings (to the extent related to the Equipment), railroad mileage credits and other intangibles; (e) all loss insurance and proceeds relating to loss or condemnation of a railcar, including, settlement value proceeds determined in accordance with Rule 107 published in the most recent version of the Field Manual of the A.A.R. Interchange Rules (or a successor publication); (f) upon the Debtor making the Election, the Management Agreement, or upon the Other Manager Approval, the Other Management Agreement; and (g) all products and proceeds of any of the foregoing, in whatever form, including (without limitation) any claims against third parties for loss or damage to or destruction of any or all of the foregoing and cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents (all of the foregoing are hereinafter referred to as “Collateral”). The Agent shall be entitled to collect and receive the Lease Proceeds only upon the occurrence of and during the continuance of an Event of Default.
SECTION 5.    DEBTOR’S TITLE; LIENS AND ENCUMBRANCES.
The Debtor represents and warrants that, except for liens, security interests and encumbrances (if any) referred to on Schedule B annexed hereto and made a part hereof, the Debtor is, or to the extent that this Agreement states that the Collateral is to be acquired after the date hereof, will be, the owner of the Collateral, having good and marketable title thereto, free from any and all liens, security interests, encumbrances and claims, except for Permitted Liens. The Debtor will not create or assume or permit to exist any such lien, security interest, encumbrances or claim on or against the Collateral except as created or permitted by this Agreement, and the Debtor will promptly notify the Agent of any such other claim, lien, security interest or other encumbrance made or asserted against the Collateral and will defend the Collateral against any such claim, lien, security interest or other encumbrance.
SECTION 6.    LOCATION OF RECORDS.
The Debtor represents and warrants that its chief place of business and the offices where its books and records are kept are located at the addresses set forth on Schedule C annexed hereto, and covenants that the Debtor will promptly notify the Agent in advance of any change in the foregoing representation.
SECTION 7.    PERFECTION OF SECURITY INTEREST.
The Debtor will join with the Agent at any time and from time to time in executing one or more registrations, recordations, filings or notices necessary or appropriate under applicable law in form satisfactory to the Agent and will pay all filing or recording costs with respect thereto, and all costs of filing or recording this Agreement, or any supplement hereto or any other instrument, agreement or document executed and delivered pursuant hereto or to any of the agreements or instruments evidencing any of the Obligations (including, without limitation, the cost of all Federal, state or local mortgage, documentary, stamp, excise or other taxes), in each case, in all public offices where filing, recording or depositing is deemed by the Agent to be necessary to perfect or otherwise protect the liens and security interests created hereunder, upon the Agent’s request (including, without limitation, the Surface Transportation Board and the Registrar General of Canada); provided, solely with respect to Equipment constituting Collateral which is located in Canada and acquired after the Closing Date, the Debtor shall ten (10) days from the date of the acquisition of such

Equipment to perform its obligations under this Section 7. The Debtor hereby authorizes the Agent to file any Uniform Commercial Code financing statements or continuations or amendments thereto without the signature of the Debtor which the Agent may deem necessary or desirable, upon the Agent’s request, to perfect or otherwise protect the liens and security interests created hereunder and to obtain the benefits of this Agreement.
SECTION 8.    GENERAL COVENANTS.
Until full and final payment and the performance of all of the Obligations and the termination of all Commitments hereunder, the Debtor covenants and agrees as follows:
(a)    Information. The Debtor shall:
(i)    furnish the Agent from time to time, at the Agent’s request, written statements and schedules further identifying and describing the Collateral in such detail as the Agent may reasonably require;
(ii)    advise each Lender promptly, in sufficient detail, upon learning of the occurrence of any event which could reasonably be expected to result in a materially adverse effect on the value of the Collateral taken as a whole or on the Agent’s security interest therein;
(iii)    comply and use its reasonable commercial efforts to cause each of the Lessees to comply, in all material respects, with all material acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof to the operation of the Debtor’s business (including all laws of the jurisdictions in which operations involving the Equipment may extend, the interchange rules of the Association of American Railroads and all rules of the Surface Transportation Board) and the Registrar General of Canada; provided, however, that the Debtor may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the sole opinion of the Agent, materially adversely affect the Agent’s rights or the priority of its security interest in the Collateral taken as a whole;
(iv)    cause to be furnished to each Lender as soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Debtor (and ARL during the Election Period), consolidated balance sheets of each of the Debtor and its consolidated Subsidiaries, and, in addition during the Election Period, ARL and its consolidated Subsidiaries, as of the end of such quarterly fiscal period and the related consolidated statements of income, members’ equity and cash flows of the Debtor and its consolidated Subsidiaries, and, in addition during the Election Period, ARL and its consolidated Subsidiaries, for such quarterly fiscal period and (except in the case of the first such quarterly fiscal period), for the portion of the fiscal year ended with the last day of such quarterly fiscal period, in each case in the form regularly prepared for its operations, certified by the principal financial officer of the Debtor or of its managing member (and a corresponding officer of ARL, as applicable), as complete and correct in all material respects, subject to changes resulting from normal year-end audit adjustments;

(v)    cause to be furnished to each Lender as soon as available, and in any event within 120 days after the end of each fiscal year of the Debtor (but in no event later than the earliest date on which the same or similar statements are furnished to any unaffiliated holder of debt of the Debtor or any of its Subsidiaries) and ARL during the Election Period, a consolidated balance sheet of the Debtor and its consolidated Subsidiaries, and, in addition during the Election Period, ARL and its consolidated Subsidiaries, as of the end of such fiscal year and the related consolidated statements of income, members’ equity and cash flows of the Debtor and its consolidated Subsidiaries, and, in addition during the Election Period, ARL and its consolidated Subsidiaries, for such fiscal year, setting forth in each case in comparative form the respective figures as of the end of and for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by the Debtor, and reasonably satisfactory to the Agent, which report shall not be made in reliance upon the opinion of any other accountant, shall be made without qualification or modification, shall comply with generally accepted auditing standards at the time in effect and shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Debtor and its consolidated Subsidiaries, and, in addition during the Election Period, ARL and its consolidated Subsidiaries, as at the dates indicated and the results of their operations and cash flows for the periods indicated and have been prepared in accordance with GAAP applied on a basis consistent with prior years (except for changes in application in which such accountants concur and which are noted in such financial statements or except for the financial statements first time prepared in such manner) and that the examination of such accountants was conducted in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances;
(vi)    together with the financial statements of the Debtor delivered pursuant to Section 8(a)(iv) and (v) hereof, furnish to Agent an Officer’s Certificate substantially in the form of the document attached hereto as Exhibit D certifying that the Debtor is in compliance with the covenants set forth in Sections 8(p) and (q) and providing calculations evidencing such compliance therewith;
(vii)    promptly upon request therefor (and in any event within ten (10) Business Days thereafter) provide each Lender copies of the most recent (A) annual reports (Form 5500 series), including Schedules B thereto, pertaining to the Title IV Plans, and (B) actuarial valuation reports prepared with respect to the Title IV Plans; and
(viii)    from time to time, upon the Agent’s or any Lender’s reasonable request, make available a Responsible Officer or other appropriate representative of the Debtor to discuss any of the Debtor’s business, operations, assets, properties, earnings, condition (financial or other) or reasonable foreseeable prospects of the Debtor or its Subsidiaries.
(b)    Disposal of Collateral. Except as provided herein, the Debtor will not assign, sell, lease, transfer, or otherwise dispose of or abandon, nor will the Debtor grant a permission or consent to any of the same to occur with respect to, any Collateral, without prior written notice to and consent of the Agent, subject to Section 19(e), except for the lease pursuant to an Eligible Lease from time to time in the ordinary course of business of such items of the Collateral. The inclusion of “proceeds” of the Collateral under the security interest granted herein shall not be deemed a consent by the Agent to any sale or other disposition of any Collateral except as expressly permitted herein. The Debtor will prepare, execute, acknowledge, deliver, file, register and record (and will refile, re-register or re-record whenever required) any and all instruments (including appropriate AAR interchange agreements with respect to the Equipment and the registration of each unit of Equipment in The Official Railway Equipment Register) in the ordinary course of the Debtor’s business for the purpose of protecting the Debtor’s title in the Equipment.
(c)    Payment of Taxes. The Debtor has made, and will continue to make, payment or deposit, or otherwise has provided and will provide for the payment, when due, of all material taxes, assessments or contributions or other public or private charges which have been or may be levied or assessed against the Debtor with respect to any Collateral, except to the extent that any such taxes, assessments or charges are being diligently contested in good faith and the Debtor has established appropriate reserves therefore on its books as and if required by GAAP. The Debtor will promptly deliver to the Agent, on demand, certificates or other evidence satisfactory to the Agent attesting to compliance with this Section 8(c).
(d)    Right to Inspect. The Agent and each Lender shall, at its respective expense (which shall not be subject to any reimbursement or indemnity hereunder), upon reasonable notice to the Debtor, and, if an Event of Default has occurred and is continuing, at the Debtor’s expense, at all times during normal business hours have free access to and right of inspection of the Collateral at its then current location (to the extent that the Debtor is allowed such rights under any of the Leases applicable thereto) and any records pertaining thereto (and the right to make extracts from and to receive from the Debtor true copies of such records and any papers and instruments relating to any Collateral upon request therefor).
(e)    Payment or Action by Agent or Lender. In its discretion, the Agent or any Lender may from time to time, provided that no Event of Default shall have occurred and be continuing, after reasonably advanced written notice to the Debtor, and, if an Event of Default has occurred and is continuing, at any time without written notice, for the account of the Debtor, pay any amount or do any act required of the Debtor hereunder and which the Debtor fails to do or pay as required hereunder within the time period prescribed hereunder, and any such payment shall be deemed an advance by the applicable Lender to the Debtor payable on demand together with interest at the highest rate then payable on any of the Obligations.
(f)    Marking of Equipment. If marking of one or more units of Equipment is required by law to properly protect the rights of the Agent in and to the Equipment, the Debtor will, as soon as practicable after the determination that such marking is so required, arrange for the marking of each such unit of the Equipment in the following manner: there shall be plainly, distinctly, permanently and conspicuously placed and fastened upon each side of each such unit a metal plate bearing the following words, or such words shall be otherwise plainly, distinctly, permanently and conspicuously marked on each side of such unit, in either case in letters not less than one inch in height:
“THIS CAR IS MORTGAGED TO CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, AS AGENT, UNDER A CREDIT AGREEMENT, CHATTEL MORTGAGE AND SECURITY AGREEMENT RECORDED UNDER SECTION 11303 OF THE INTERSTATE COMMERCE ACT AND UNDER SECTION 105 OF THE CANADA TRANSPORTATION ACT.”
Such plates or marks shall be such as to be readily visible and as to indicate plainly the Agent’s interest in each unit of the Equipment.
In case, prior to the termination of this Agreement, any of such plates or marks shall at any time be removed, defaced or destroyed, the Debtor shall forthwith cause the same to be restored or replaced. The Debtor shall not change, or permit to be changed, the identifying numbers (as set forth on Schedule A hereto (or in any supplement hereto) of any of the Equipment at any time covered hereby or any numbers which may have been substituted as herein provided) except in accordance with a statement of new numbers to be substituted therefor which previously shall have been filed with the Agent by the Debtor and also filed and recorded in like manner as this Agreement.
The Equipment shall be lettered “SHQX”, “AMFX” or in some other appropriate manner for convenience of identification of the ownership by the Debtor thereof (the “Markings”), and may also be lettered in such manner as may be appropriate for convenience of identification of the leasehold interests therein of any of the Lessees under any of the Leases and the Debtor shall not change any Markings without prior notice to the Agent and the filing of any required instruments with the Surface Transportation Board and the Register General of Canada in order to maintain the perfection of Agent’s security interest in the Collateral; provided, however, that the Debtor, during the continuance of this Agreement, will not allow the name of any person to be placed on any of the Equipment as a designation which might be interpreted as a claim of ownership thereof by any person other than the Debtor, or as an indication of any lien or other encumbrance thereon (except the interests of the Lessees as aforesaid) other than the lien of this Agreement in favor of the Agent.
(g)    Maintenance of Equipment; Mandatory Alterations; Records and Information. The Debtor agrees that it will (i) maintain and keep, or cause to be maintained and kept, all the Equipment in good operating order and proper repair and in accordance with all applicable rules and regulations of any applicable Governmental Authority and (ii) make or cause to be made all alterations, replacements and modifications of any of the Equipment (including installation of additional components) required by law, rule or regulation applicable thereto, in each case, using a level of care and diligence consistent with generally accepted industry standards.
(h)    Sale of Notes. The Debtor agrees that no offer to sell, or to buy the Notes, or any solicitation thereof will be made to or with any person so as to bring the issuance or sale thereof within the provisions of Section 5 of the Securities Act of 1933, as amended.

(i)    Officer’s Certificate. The Debtor shall furnish to the Agent, whenever required by the Agent following the occurrence and during the continuance of an Event of Default, an Officer’s Certificate stating, as to each of the Leases then in effect, the name and address of the Lessee thereunder, the identifying number of each unit of the Equipment subject thereto, and the expiration date thereof, and also stating the identifying number of each unit of the Equipment not then subject to any of the Leases.
(j)    Liens. Except for Permitted Liens, the Debtor will not sell, assign, lease, transfer or otherwise dispose of, or subject to, or permit to become subject to, any mortgage, lien, pledge, charge, security interest or other encumbrance (other than the lien of this Agreement or a lien permitted by this Agreement and other than the leasehold interests of the Lessees under the Leases as herein below in this Section 8(j) provided) the Equipment or any part thereof, without the written consent of the Agent, which consent shall not be unreasonably withheld.
(k)    Compliance with Leases. The Debtor will use commercially reasonable efforts to perform and observe all of the warranties, duties and obligations, if any, required of it under each Lease and nothing contained herein or in any other document nor any action taken shall be deemed to relieve the Debtor from, or cause the Agent or any Lender to assume, or be liable for, the performance or observance of any of such warranties, duties or obligations. Debtor shall use commercially reasonable efforts to enforce restrictions in any Lease with respect to operation of the Equipment outside of the United States and Canada.
(l)    Modifications of Leases. The Debtor shall not waive, modify or amend any provision of any Lease if the effect of such waiver, modification or amendment is to reduce or postpone the payment of rent under such Lease, or make any payment of rent on behalf of any Lessee without the prior written consent of the Required Lenders. Debtor shall provide the Agent with a copy of any such waiver, modification or amendment of any Lease, within seven (7) Business Days of such waiver, modification or amendment being entered into by the Debtor and the applicable Lessee.
(m)    Originals of Leases. The Debtor shall keep the original of each Lease at the offices of the Collateral Agent under the Collateral Agency Agreement and shall cause such Lease to be attached with a notation with the following or substantially similar language:
“The rights and interests of the lessor under this Lease and all amendments and riders hereto relating to certain railcars listed herein, and in such railcars, have been assigned to one or more financial institutions or banks listed on the page or pages attached at the end of this Lease and are subject to a first priority perfected security interest in favor of such financial institutions or banks. To the extent that this Lease constitutes chattel paper, no security interest in this Lease may be created or perfected through the transfer or possession of this counterpart.”
In the event of any default or event of default (or other term of similar import) under, or termination of, the Collateral Agency Agreement, the Debtor shall remove the Leases from the custody of the Collateral Agent under the Collateral Agency Agreement and retain such leases at the Debtor’s address set forth on Schedule C. Upon the occurrence and during the continuation of an Event of Default, the Debtor shall (i) deliver to the Agent each original Lease in its possession and (ii) cooperate with the Agent in obtaining each original Lease held by the agent pursuant to the Collateral Agency Agreement.
(n)    Default under Leases. At any time when a default has occurred and is continuing under any Eligible Lease such that the requirements in clauses (f), (g) and (h) of the definition of “Eligible Lease” in this Agreement are not satisfied, such Eligible Lease shall no longer constitute an Eligible Lease (such lease, an “Excluded Lease”) and the railcars subject to such Excluded Lease shall not constitute Eligible Equipment (such railcars, “Excluded Equipment”). Debtor shall, within thirty (30) days of such default or event of default, either (i) prepay the Loans pursuant to Section 2(f)(i)(A) of this Agreement, or (ii) replace the Excluded Equipment with Eligible Equipment pursuant to Section 2(f)(i)(B) of this Agreement, or (iii) subject such Excluded Equipment to a new Eligible Lease (whereupon such Excluded Equipment shall be deemed to be Eligible Equipment).
(o)    Servicer; Management Agreement. The parties acknowledge that the Management Agreement may remain in place, and that the Debtor is the Servicer and while remaining as Servicer may continue using ARL and/or any other third-parties to assist it in complying with its Obligations hereunder provided, however, that if the Debtor engages a third-party (other than ARL or Affiliates of the Debtor or ARL) to perform the railcar management services for it similar in scope to those services performed, or caused to be performed, by the Debtor under this Agreement pursuant to Sections 8(f), (g), (k) and (l), considered collectively, (For the avoidance of doubt, approval of Required Lenders is not required for the Debtor to outsource such services referenced in Sections 8(f), (g), (k) and (l), provided one single Person or related Persons that are Affiliates of each other and are not Affiliates of the Debtor do not perform all or substantially all of such services referenced in Sections 8(f), (g), (k) and (l) and so long as the Debtor retains contractual oversight and control of such services reasonably expected from a fleet owner in the leasing industry, it is being further understood that such oversight and control maybe significantly decreased in net leasing of the equipment when a responsibility for servicing the equipment is shifted to such net lessees under the applicable leases.) or by ARL under the Management Agreement as of the Closing Date, such engagement and the related agreement (the “Other Management Agreement”) shall be subject to the prior written approval of the Required Lenders (the “Other Manager Approval”), which approval will not be unreasonably withheld or conditioned upon any payment of any additional fees to the Agent and/or the Lenders (other than a reimbursement of reasonable fees and expenses of a single legal counsel assisting the Agent with the Other Manager Approval).
(p)    Minimum Utilization. At all times, the Debtor shall maintain a Minimum Utilization Ratio of at least 85%.
(q)    Minimum Tangible Net Worth. At all times, the Debtor shall maintain (i) a tangible net worth of at least $100,000,000 on a consolidated basis calculated in accordance with GAAP; provided that as long as the Management Agreement is in place, the Debtor may at any time elect upon at least ten (10) Business Days’ advance written notice to the Agent, to have this Minimum Tangible Net Worth covenant apply to ARL (in lieu of Debtor) and, upon and after such election (the “Election”), the Debtor shall cause ARL to (i) maintain a tangible net worth of at least

$65,000,000 at all times on a consolidated basis calculated in accordance with GAAP and (ii) not enter into any transaction or merger or consolidation, change its form or organization, transfer its properties and assets substantially as an entirety to any other Person other than an Icahn Entity or cease to be controlled by an Icahn Entity. Except as expressly provided in this paragraph, upon such election, all other covenants will remain with Debtor.
(r)    Use in Mexico. The Debtor agrees that Equipment with no more than 5% of the Equipment Value of all Eligible Equipment shall be leased to Lessees organized under the laws of Mexico at any given time during the term of this Agreement; provided, however, that the Debtor may add railcars on lease in order to cure any breach of the foregoing.
(s)    Payment of Lease Rentals. The Debtor shall cause any and all lease rental payments due on or after January 1, 2016 to the Debtor pursuant to any Eligible Lease to be paid to the Controlled Account.
(t)    Appraisals. The Debtor shall arrange for an Appraisal (at its cost and expense) and deliver to the Agent such Appraisal of (x) all Equipment (except Equipment in the Limited Period) on each anniversary of the Closing Date conducted not more than thirty (30) days’ prior to the delivery thereof and (y) any Equipment then subject to the lien of this Agreement (and as to which no Appraisal has previously been provided) in the event any Equipment is added as Collateral pursuant to clause (i) of Section 2(d) or clause (B) of Section 2(f)(i) or is added and is in the applicable Limited Period. Any such Appraisal provided pursuant to clause (y) shall be provided within thirty (30) days of such Equipment becoming subject to the lien of this Agreement or with respect to Equipment in the Limited Period that was not added pursuant to clause (i) of Section 2(d) or clause (B) of Section 2(f)(i) then prior to the end of the applicable Limited Period.
(u)    Fundamental Changes. The Debtor shall not enter into any transaction of merger or consolidation, change its form of organization, transfer its properties and assets substantially as an entirety to any other Person other than an entity owned or controlled by an Icahn Entity unless: (A) it is the surviving entity, or the surviving entity to whom substantially all of the properties and assets are transferred shall expressly assume its obligations under this Agreement and the Notes, (B) after giving effect to such transaction, the surviving entity has tangible net worth (calculated in accordance with GAAP) of at least $100,000,000 and (C) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
(v)    Collateral Agency Agreement. The Debtor shall not permit the Collateral Agency Agreement to be amended in any manner which would adversely affect the Agent’s rights thereunder or in any of the Collateral.
(w)    Anti-Corruption Laws.
(i)    The Debtor shall, and shall cause each Subsidiary to conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

(ii)    The Debtor shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any credit extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
(x)    Compliance with Anti-Money Laundering and Sanctions Laws
(i)    Debtor shall comply at all times with all applicable requirements of all Anti-Money Laundering Laws.
(ii)    Debtor shall provide Lenders any information regarding Debtor, its Affiliates, and its Subsidiaries necessary for Lenders to comply with all Anti-Money Laundering Laws.
(iii)     Debtor shall not engage, directly or indirectly, in any dealings or transactions in violation of any Sanctions.
(iv)    Debtor shall not, and shall cause its Subsidiaries not to, conduct business with or engage in any transaction in violation of any Sanctions with any person or entity named in the Sanctions List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the Sanctions List.
(v)    If Agent obtains actual knowledge or receives any written notice that Debtor, any Subsidiary, or any person or entity holding a controlling interest in Debtor (whether directly or indirectly) is named on the Sanctions List, upon receipt of written notice from Agent of such violation, Debtor shall comply, and shall cause its Subsidiaries to comply, with all applicable laws with respect to such violation (regardless of whether the party included on the Sanctions List is located within the jurisdiction of the United States of America), and Debtor hereby authorizes and consents to the Agent’s taking any and all steps it deems reasonably necessary, to comply with all applicable laws with respect to any such violation, including the requirements of applicable laws, including all Sanctions laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC or other applicable agency).
(vi)    The Debtor will not, and will not permit its Subsidiaries to, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) any Person on a Sanctions List in any manner which would result in a Sanctions Violation; or (ii) any Sanctioned Country in any manner that would result in a Sanctions Violation, to pay or repay any amount owing to the Lenders under this Agreement.
(vii)    Upon the Agent’s request from time to time, Debtor shall deliver a certification confirming its compliance with the covenants set forth in this Section.

(vii)    The Debtor will from time to time submit any documentation on request, if such documentation is required by any of the Lenders to comply with their Anti Money Laundering / legal identification and other “know your customer” requirements.

SECTION 9.    INSURANCE.
(a)    Property and Liability Coverage. The Debtor shall maintain, or cause to be maintained at its own expense, with responsible insurance companies acceptable to the Agent, property, liability and other insurance, on such of its properties (including, without limitation, the Equipment), in such amounts, against such risks and in such form as is customarily maintained by similar businesses, and, in any event, with respect to liability insurance, in an amount not less than $100 million, which insurance shall at all times include coverage for all liabilities covered under, and shall not include, any exclusions other than those set forth in the Debtor’s policies of insurance as in effect on the date hereof. The Agent hereby agrees and acknowledges that the companies currently insuring the Debtor’s properties are acceptable to the Agent and that the insurance coverage currently maintained by the Debtor or any substantially similar coverage is acceptable to the Agent. For purposes of this Section 9, liability insurance may include a program of self-insurance retention for up to Five Million Dollars ($5,000,000) of liability exposures per each occurrence.
(b)    Policy Provisions. The Debtor shall cause all policies of insurance carried in accordance with this Section 9 to name the Agent and the Lenders as additional insureds and, with respect to policies covering the Equipment, name the Agent as loss payee. Such policies shall provide with respect to each additional insured that (i) none of its interests in such policies shall be invalidated by any act or omission or breach of warranty or declaration or condition contained in such policies by the Debtor or any other insured; (ii) no cancellation or lapse of coverage for nonpayment of premium or otherwise, and no substantial change of coverage which adversely affects the interests of any such additional insured shall be effective as to such additional insured until thirty (30) days (or ten (10) days for nonpayment of premium) after receipt by such additional insured of written notice from the insurers of such cancellation, lapse or change; (iii) the additional insured shall have no liability for premiums, commissions, calls, assessments or advances with respect to such policies; (iv) such policies will be primary without any right of contribution from any other insurance carried by such additional insured; and (v) the insurers waive any rights of set-off, recoupment, counterclaim, deduction or subrogation against such additional insured. Each liability policy shall provide that all the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and provide that the exercise by the insurer of rights of subrogation derived from rights retained by the debtor will not delay payment of any claim that would otherwise be payable but for such rights of subrogation. Any all-risk property policy which shall at any time be in effect with respect to any Equipment shall name the Agent as loss payee to the extent of its interest as long as this Agreement shall remain in effect with respect to such Equipment.
(c)    Reports, etc. The Debtor will, so long as the lien of this Agreement shall not have been discharged, furnish to the Agent on an annual basis a certificate (in the same form as provided on the Closing Date) prepared by Debtor’s regularly engaged insurance brokers, not affiliated with the Debtor, evidencing that the insurance then carried and maintained with respect to the Equipment complies with the terms hereof.
(d)    Secured Party’s Right to Maintain Insurance. Subject to the last sentence of this Section 9(d), in the event that the Debtor shall fail to maintain insurance as herein provided, the Agent may at its option (but shall not be obligated to) provide such insurance and in such event, the Debtor shall, upon demand, reimburse the Agent for the reasonable cost thereof. No such payment, performance or compliance shall be deemed to cure any Event of Default or otherwise relieve the Debtor or its obligations with respect thereto. If at any time the Agent or any Lender becomes aware of a lapse in insurance coverage, (x) provided that no Event of Default shall have occurred and be continuing, the Agent or such Lender shall give the Debtor written notice of such lapse, and, if the Debtor does not provide insurance required under Section 9 within two (2) Business Days from its receipt of such notice, the Agent or such Lender may obtain such insurance at the cost and expense of the Debtor or (y) if an Event of Default has occurred and is then continuing, the Agent or any Lender may, without requiring any written notice to the Debtor, obtain insurance required under Section 9 at the cost and expense of the Debtor.
SECTION 10.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans as herein provided for, the Debtor makes the following representations and warranties to the Agent and each Lender as of the date hereof, which shall survive the execution and delivery of this Agreement and the Notes:
(a)    Due Organization and Qualification. The Debtor is a corporation duly organized and validly existing and in good standing under the laws of the State of North Dakota, and has the organizational power and authority to own or hold under lease its properties and to transact the business in which it is engaged or presently proposes to engage. The Debtor is duly qualified as a foreign corporation and in good standing in all states where its failure to so qualify would have a Material Adverse Effect.
(b)    Subsidiaries. Each of the Subsidiaries is a duly organized and validly existing Person and in good standing under the laws of its state of incorporation or formation, and is duly qualified as a foreign corporation, and in good standing in all states where its failure to so qualify would have a Material Adverse Effect.
(c)    Due Authorization. The Debtor has the company power to borrow an amount equal to up to Two Hundred Million Dollars ($200,000,000) plus the aggregate amount of all Increased Commitments consummated hereunder and to execute, deliver and carry out the terms and provisions of this Agreement, the Notes and all instruments and documents delivered by it pursuant to this Agreement, and the Debtor has taken or caused to be taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement, the borrowings hereunder, the making and delivery of the Notes, and the execution, delivery and performance of the instruments and documents delivered by it pursuant to this Agreement. Each of this Agreement, the Notes and all instruments and documents to be delivered by the Debtor pursuant to this Agreement have been duly authorized, executed and delivered by the Debtor.

(d)    No Default; No Violation. Neither the Debtor nor any Subsidiary is in default under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it may be bound, except for any such breach which would not have a Material Adverse Effect. Neither the execution and delivery of this Agreement, the Notes or any of the instruments and documents to be delivered pursuant to this Agreement, nor the consummation of the transactions herein and therein contemplated, nor compliance with the provisions hereof or thereof will violate any law or regulation, or any order or decree of any court or governmental or administrative body or agency, or will conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which the Debtor or any Subsidiary is a party or by which any of them may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of the Debtor or any Subsidiary thereunder (except for the Permitted Liens), or violate any provision of the certificate of formation, operating agreement or other formation document or operating agreement or similar document or agreement of the Debtor or any Subsidiary.
(e)    Notes. Assuming due authorization, execution and delivery thereof by each of the parties thereto other than the Debtor of this Agreement, the Notes and each of the other instruments and documents executed by the Debtor and delivered to the Agent pursuant to this Agreement, each such document constitutes the legal, valid and binding obligations of the Debtor and are enforceable against the Debtor in accordance with their respective terms (subject, as to enforceability, to applicable bankruptcy, fraudulent conveyance, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and to generally applicable principles of equity).
(f)    Litigation. Except as disclosed in the Annual Report or Schedule B hereto or other writing delivered to the Agent, there are no actions, suits or proceedings pending, or to the knowledge of the Debtor threatened, against or affecting the Debtor or any Subsidiary before any court, arbitrator or governmental or administrative body or agency which would result in any Material Adverse Change. Neither the Debtor nor any Subsidiary is in default in any material respect under any applicable material statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over the Debtor or any Subsidiary.
(g)    Financial Information. The Debtor has caused to be furnished to the Agent the following: (i) audited financial statements for the fiscal year ended December 31, 2014 of the Debtor and its consolidated Subsidiaries, and (ii) a quarterly report for the quarter ended September 30, 2015 of each of the Debtor and its consolidated Subsidiaries, and unaudited financial statements of the Debtor and its consolidated Subsidiaries for the same periods which are regularly prepared for its operations, including balance sheets, statements of income, and statements of cash flow. All of such financial statements as of the respective dates thereof fairly present the consolidated financial condition of each of the Debtor and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its and their operations for the respective periods covered thereby, all in accordance with GAAP (subject, in the case of the unaudited statements, to the absence of footnotes and year-end adjustments). Neither the Debtor nor any of its consolidated Subsidiaries had any material direct or contingent liabilities as of such dates, which are not provided for or reflected in such balance sheets or referred to in the notes thereto.

(h)    Taxes. The Debtor has filed all applicable tax returns which are required to be filed (other than state tax returns the failure of which to file would not have an adverse effect on the Collateral), and has (except to the extent such taxes are being diligently contested in good faith by appropriate proceedings and with respect to which Debtor has established appropriate reserves as required by GAAP) paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by them.
(i)    Filings. No action of, or filing with, any governmental or public body or authority (other than normal reporting requirements or filing of financing statements under the Uniform Commercial Code or the filing of this Agreement under the Interstate Commerce Act or the Railway Act of Canada) is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement, the Notes, or any of the instruments or documents to be delivered pursuant to this Agreement or in order to protect the rights of the Agent and the Lenders in this Agreement or in such Equipment in the United States, any state thereof or the District of Columbia, or to protect the rights of the Agent and the Lenders in this Agreement or in such Equipment in Canada or any province thereof.
(j)    Use of Proceeds. The proceeds of the borrowings made pursuant to this Agreement will be used by the Debtor only for the purposes set forth in Section 2(i) hereof. The Debtor is not engaged principally, or as one of its important business activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.
(k)    No Investment Company. The Debtor is not an “investment company” as such term is defined in the Investment Debtor Act of 1940, as amended.
(l)    ERISA. No ERISA Event has occurred or, to the best knowledge of the Debtor, is reasonably expected to occur that, when taken together with all other ERISA Events and ERISA Events that, to the best knowledge of the Debtor, are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
(m)    Eligible Leases. Each Eligible Lease is (assuming due authorization, execution and delivery by the applicable Lessee) valid and enforceable in accordance with its terms, all sums payable thereunder will be payable in the amounts and at the times stated therein, and no part thereof will have been prepaid, released or modified, or encumbered or disposed of by the Debtor; any and all sums of money previously paid by any Lessee thereunder as advance payments or deposit of security shall have been fully disclosed to the Agent; each Eligible Lease has been entered into by the Debtor in the ordinary course of business, has been authorized and executed by bona fide, legally competent Lessees, which Lessees were approved by the Debtor with respect to the Lease to which it is a party based upon the Debtor’s normal credit practices, is the entire agreement with each such Lessee relating to the Equipment covered thereby, has not been modified, cancelled or waived in any respect, and none of the Agent’s rights thereunder have been released, modified, encumbered or disposed of; any consent, approval, authorization of, or registration, declaration or filing with, any governmental authority (federal, state or local, domestic or foreign) required in connection with the execution, delivery or performance of any Eligible Lease by the Debtor have been obtained; the Equipment covered by any Eligible Lease is in good working order and is in a condition which complies with the terms and conditions of such Lease; each Eligible Lease is in full force and effect and, at the time such Eligible Lease is assigned to the Agent, the Lessee is not in default thereunder; and all financial and credit information that the Debtor may at any time furnish to the Agent relating to the Lessee under each Eligible Lease will, to the best of the Debtor’s knowledge, be true, complete and not misleading.
(n)    Perfection of Security Interest. Upon the completion of the recordation and filing of a memorandum of this Agreement with the Surface Transportation Board pursuant to and in compliance with the provisions of 49 U.S.C. Section 11303(a) and the deposit, registration and filing of this Agreement at the office of the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act, the Agent will have a first priority perfected security interest in the Collateral, subject only to Permitted Liens.
(o)    No Offer of Notes. Neither the Debtor, nor any agent acting on its behalf, has, either directly or indirectly, offered the Notes for sale to, or solicited any offer to buy the Notes from, or otherwise negotiated in respect thereof with, anyone other than the Agent and the Lenders.
(p)    Collateral Agency Agreement. The Debtor has delivered to the Collateral Agent a Notice of Additional Party (as defined in the Collateral Agency Agreement) identifying (i) the Debtor as a “Manager” and “Pledgor”, (ii) the Leases listed in Schedule A as “Collateral Documents” and (iii) the Agent as a “Financing Party”.
(q)    Intentionally Omitted.
(r)    Anti-Terrorism Laws. Neither the Debtor nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither the Debtor nor any of its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act. Neither the Debtor nor any of its Subsidiaries (A) is a blocked person described in Section 1 of the Anti-Terrorism Order or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
(s)    Compliance with FCPA. The Debtor and its Subsidiaries are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither the Debtor nor its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Debtor, to any of its Subsidiaries or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
(t)    Compliance with OFAC Rules and Regulations.

(i)    None of the Debtor or its Subsidiaries is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
(ii)    None of the Debtor or its Subsidiaries (A) is a Sanctioned Person or a Sanctioned Entity, (B) has a more than 10% of its assets located in Sanctioned Entities, or (C) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
(u)    Compliance with Anti-Corruption Laws. The Debtor and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(v)    Sanction Laws. Neither Debtor, nor, to the Debtor’s Knowledge, any persons or entities holding a controlling interest in the Debtor (whether directly or indirectly) (a) appear on the Sanctions List; (b) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the Sanctions List; or (c) have conducted business with or engaged in any transaction with any person or entity named on any of the Sanctions list or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the Sanctions list.
SECTION 11.    EVENTS OF DEFAULT.
If any one or more of the following events (each an “Event of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) that is to say:
(a)    if default shall be made in the due and punctual payment of the principal of, or any premium on, any Note, when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise;
(b)    if default shall be made in the due and punctual payment of any installment of interest on any Note, when and as such interest installment shall become due and payable;
(c)    if default shall be made in the performance or observance of any agreement or covenant by the Debtor contained in Sections 2(f), 8(p), 8(q), 8(u) or 9 hereof; provided that, in the case of any such breach of Section 2(f), such default shall have continued unremedied for a period of at least five (5) Business Days after the Debtor first has knowledge of such default;
(d)    if the Debtor shall, for more than thirty (30) days after the earlier of (i) knowledge of a Responsible Officer and (ii) the date that the Agent shall have demanded in writing performance thereof, fail or refuse to comply with any of the covenants herein on its part to be observed or performed, or to make provision satisfactory to the Agent or such Lender for such compliance, provided, however, that if such default is not capable of cure during such thirty (30) day period, no Event of Default shall occur under this paragraph (d) so long as such Event of Default is capable of cure, and the Agent determines in its reasonable judgment that the Debtor is diligently undertaking to cure such default and that such longer cure period shall not materially adversely affect the Agent’s interest in the Collateral or the Debtor’s ability to perform its Obligations, but in no event shall such longer cure period exceed sixty (60) days from the date that is the earlier of the date determined by clause (i) and (ii) of this paragraph (d);
(e)    if the Debtor or any of its Subsidiaries (to the extent any indebtedness for borrowed money of such Subsidiaries is guaranteed by the Debtor) shall default in the payment of any principal, interest or premium with respect to any indebtedness for borrowed money aggregating more than $50,000,000 or any obligation which is the substantive equivalent thereof (including (without limitation) obligations under conditional sales contracts, finance leases and the like) or under any agreement or instrument under or pursuant to which any such indebtedness or obligation may have been issued, created, assumed or guaranteed by the Debtor or any of its Subsidiaries (to the extent any indebtedness for borrowed money of such Subsidiaries is guaranteed by the Debtor) and such default shall continue for more than the period of grace, if any, therein specified, or any other default or event of default shall occur under any such indebtedness or obligation, and as a result thereof such indebtedness or obligation in excess of $50,000,000 shall be declared due and payable prior to the stated maturity thereof;
(f)    if any representation or warranty made by the Debtor herein (including the exhibits and attachments hereto), or in any Supplement (including the exhibits and attachments thereto), amendment to this Agreement, waiver under this Agreement, Note or Officer’s Certificate (including the Exhibits and attachments thereto), shall prove to be false, incorrect, misleading or breached in any material respect;
(g)    if the Debtor shall generally not be paying its debts as they become due; file a petition or seek relief under or take advantage of any insolvency law; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or of the whole or substantially all of its property; file a petition or an answer to a petition under any chapter of the Bankruptcy Reform Act of 1978, as amended (11 U.S.C. Section 101 et seq.), or file a petition or seek relief under or take advantage of any other similar law or statute of the United States of America, any state thereof or any foreign country;
(h)    if a court of competent jurisdiction shall enter an order, judgment or decree appointing or authorizing a receiver, trustee, liquidator, custodian or conservator of the Debtor or of the whole or substantially all of its property, or enter an order for relief against the Debtor in any case commenced under any chapter of the Bankruptcy Reform Act of 1978, as amended, or grant relief under any other similar law or statute of the United States of America, any state thereof or any foreign country; or if, under the provisions of any law for the relief or aid of debtors, a court of competent jurisdiction or a receiver, trustee, liquidator, custodian or conservator shall assume custody or control or take possession of the Debtor or of the whole or substantially all of its property; or if there is commenced against the Debtor any proceeding for any of the foregoing relief or if a petition is filed against the Debtor under any chapter of the Bankruptcy Reform Act of 1978, as amended, or under any other similar law or statute of the United States of America or any state thereof or any foreign country and such proceeding or petition remains undismissed for a period of sixty (60) days; or if the Debtor by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition;
(i)    if any final unappealable judgment against the Debtor or any of its Subsidiaries or any attachment or execution against any of its or their property for any amount in excess of $100,000 remains unpaid, unstayed or undismissed for a period of more than sixty (60) days;
(j)    if any of the following (each, an “ERISA Event”) shall have occurred, which, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in Material Adverse Effect: (i) the failure of any Title IV Plan to meet, or the filing of an application for a waiver of, the minimum funding standard (whether or not waived) under Section 412 of the Code or Section 302 of ERISA; (ii) the termination of, or receipt by the Debtor or any of its Subsidiaries or ERISA Affiliates of a notice from the Pension Benefit Guaranty Corporation or a plan administrator of an intention to terminate or to appoint a trustee to administer, any Title IV Plan under Section 4041(c) or 4042 of ERISA; (iii) the imposition of a lien, charge or encumbrance on the assets of the Debtor or any of its Subsidiaries or ERISA Affiliates in favor of the Pension Benefit Guaranty Corporation or any other entity, with respect to the funding of any Title IV Plan (other than a Permitted Lien); (iv) any person shall engage in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any employee benefit plan; (v) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Title IV Plan (other than an event for which the thirty (30)-day notice period is waived by the Pension Benefit Guaranty Corporation) or (vi) (A) the incurrence by the Debtor or any of its Subsidiaries or ERISA Affiliates of any Withdrawal Liability, or (B) the receipt by Debtor or any of its Subsidiaries or ERISA Affiliates of any notice of a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA.
(k)    if the Debtor shall make or consent to any assignment or transfer of any unit of the Equipment or of the right to possession of any thereof not permitted under this Agreement or under the applicable Lease;
(l)    if any unit of the Equipment, shall be attached, distrained or otherwise levied upon (other than in connection with Permitted Liens) and the Debtor shall fail to (i) cause such attachment, distraint or levy to be vacated within ten (10) days; or (ii) within ten (10) days, grant to the Agent a lien on other similar railroad rolling stock (by its execution and delivery of the documents and instruments referred to in Section 3(c) and Section 7 hereof) which has an Equipment Value at least equal to that of the Equipment which was attached, distrained or otherwise levied upon; or (iii)

within ten (10) days, make a payment in respect of the Loans in an amount not less than 82.5% of the aggregate Equipment Value of all Collateral which was attached, distrained or otherwise levied upon;
(m)    if there shall have occurred a Material Adverse Change; or
(n)    if the validity or enforceability of this Agreement or any Note shall be contested by the Debtor, or a proceeding shall be commenced by the Debtor, or by any Governmental Authority having jurisdiction over the Debtor, seeking to establish the invalidity or unenforceability thereof;
then, in the case of an Event of Default described in clauses (g) or (h) above, the unpaid balance of the Obligations and all interest accrued thereon shall automatically (without any action on the part of the Agent or any Lender and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived) forthwith become due and payable, and, in the case of any other Event of Default, then and in any such event, and at any time thereafter if such or any other Event of Default shall then be continuing, the Required Lenders may authorize and instruct the Agent to declare all of the Obligations to be due and payable, whereupon the maturity of the then unpaid balance of all of the Obligations shall be accelerated and the same, and all interest accrued thereon, shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.
SECTION 12.    COLLECTIONS AND PROCEEDS.
(a)    Upon the occurrence and during the continuance of any Event of Default, the Debtor will immediately upon receipt of all checks, drafts, cash or other remittances in payment for any Collateral sold, transferred, leased or otherwise disposed of, or in payment or on account of any Collateral consisting of contracts, contract rights, or general intangibles, deliver any such items to the Agent accompanied by a remittance report in form supplied or approved by the Agent, such items to be delivered to the Agent in the same form received, endorsed or otherwise assigned by the Debtor where necessary to permit collection of items and, regardless of the form of such endorsement, the Debtor hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other notices with respect thereto. All such remittances shall be applied and credited by the Agent first to satisfaction of the Obligations or as otherwise required by applicable law, and to the extent not so credited or applied, shall be paid over to the Debtor. Upon the occurrence and during the continuance of any Event of Default, any proceeds of the Collateral received by the Debtor shall not be commingled with other property of the Debtor, but shall be segregated, held by the Debtor in trust for the Agent, and immediately delivered to the Agent in the form received, duly endorsed in blank where appropriate to effectuate the provisions hereof, the same to be held by the Agent as additional Collateral hereunder or, at the Agent option, to be applied to payment of the Obligations, whether or not due and in any order.
(b)    In its discretion, the Agent may, at any time and from time to time upon the occurrence and during the continuance of any Event of Default, in its name or the Debtor’s or otherwise, deliver the respective Assignment Notice to the Lessee under each Eligible Lease and notify any obligor of any contract, document, instrument, chattel paper or general intangible included in the Collateral to make payment to the Agent, and demand, sue for, collect or receive any money or property at any time payable or in exchange for, or make any compromise or settlement deemed desirable by the Agent with respect to, any Collateral, and/or extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any Collateral or Obligations, all without notice to or consent by the Debtor and without otherwise discharging or affecting the Obligations, the Collateral or the security interest granted herein.
SECTION 13.    RIGHTS AND REMEDIES ON DEFAULT.
Upon the occurrence and during the continuance of any Event of Default, the Required Lenders may authorize and instruct the Agent to do any one or more of the following on behalf of the Lenders:
(a)    the Agent shall at any time thereafter have the right, with or without notice to the Debtor, as to any or all of the Collateral, by any available judicial procedure, or without judicial process, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral without notice or demand and with or without judicial procedure (said notice and demand, and also any right or action for trespass or damages hereby being waived), and, generally, to exercise any and all rights afforded to the Agent as a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction or other applicable law, including (without limitation) delivering any and all Assignment Notices to the Lessees under the Leases;
(b)    without limiting the generality of the foregoing, the Debtor agrees that the Agent shall have the right to sell, lease, otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or on credit, with or without warranties or representations, by one or more contracts, in one or more parcels, at the same or different times, with or without having the Collateral at the place of sale or other disposition, for cash and/or credit, and upon any terms, at such place(s) and time(s) and to such person(s) as the Agent deems best, all without demand, notice or advertisement whatsoever except that where an applicable statute requires reasonable notice of sale or other disposition the Debtor hereby agrees that the sending of five (5) days’ notice by first class mail, postage prepaid, to any address of the Debtor set forth in this Agreement shall be deemed reasonable notice thereof. If any Collateral is sold by the Agent upon credit or for future delivery, the Agent shall not be liable for the failure of the purchaser to pay for same and in such event the Agent may resell such Collateral. The Agent may buy any Collateral at any public sale and, if any Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely distributed standard price quotations, the Agent may buy such Collateral at private sale and in each case may make payment therefor by any means. If any Collateral shall require rebuilding, repairing, maintenance, preparation, or is in process or other unfinished state, the Agent shall have the right, at its option, to do such rebuilding, repairing, preparation, processing or completion of manufacturing, for the purpose of putting the Collateral in such saleable or disposable form as it shall deem appropriate; and
(c)    at the Agent’s request, the Debtor shall assemble the Collateral and make it available to the Agent at such reasonable location which the Agent shall select, whether at the Debtor’s premises or elsewhere, and make available to the Agent, without rent, all of the Debtor’s premises and facilities for the purpose of the Agent’s taking possession of, removing or putting the Collateral in saleable or disposable form. The proceeds of any such sale, lease or other disposition of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to the reasonable attorneys’ fees and legal expenses incurred by the Agent in attempting to collect the Obligations or enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Agent shall account to the Debtor for any surplus proceeds. If, upon the sale, lease or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Agent is legally entitled, the Debtor will be liable for the deficiency, together with interest thereon at the Post Maturity Rate, and the reasonable fees of any attorneys employed by the Agent to collect such deficiency. To the extent permitted by applicable law, the Debtor waives all claims, damages and demands against the Agent arising out of the repossession, removal, retention or sale of the Collateral other than those resulting from the willful misconduct or gross negligence of the Agent.
SECTION 14.    COSTS AND EXPENSES.
Any and all reasonable attorneys’ fees and legal expenses, and any costs and expenses of filing or recording this Agreement or any Memorandum of this Agreement, incurred by the Agent, in connection with the preparation of this Agreement and all other documents relating hereto and the consummation of this transaction, the filing or recording of financing statements and other documents (including all taxes in connection herewith) in public offices, the payment or discharge, shall be borne and paid by the Debtor. Debtor shall also pay all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by the Debtor under this Agreement that are paid, advanced, or incurred by the Agent, (b) costs and expenses incurred by Agent in the disbursement of funds to or for the account of the Debtor or other members of the Lender Group (by wire transfer or otherwise), (d) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (e) fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) authorized in the Agreement. Upon the occurrence and during the continuance of any Event of Default, any and all fees, costs and expenses, of whatever kind or nature incurred by the Agent or any of the Lenders, including attorneys’ and other advisors fees and expenses, any taxes, insurance premiums, encumbrances, or otherwise protecting, maintaining or preserving the Collateral, the release or partial release of Collateral from the lien of this Agreement, or the enforcing (including reasonable fees and expenses of attorneys, accountants, consultants, and other advisors incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning the Debtor or in exercising rights or remedies under this Agreement), foreclosing, retaking, holding, storing, processing, selling or otherwise realizing upon the Collateral and the Agent’s security interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or related to the transaction to which this Agreement relates, shall be borne and paid by the Debtor on demand to the Agent.

SECTION 15.    POWER OF ATTORNEY.
The Debtor authorizes the Agent and does hereby make, constitute and appoint the Agent, and any officer of the Agent, with full power of substitution, as the Debtor’s true and lawful attorney-in-fact, effective as of the date hereof but exercisable only upon the occurrence and during the continuance of any Event of Default, with power, in its own name or in the name of the Debtor, to endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Agent; to sign and endorse any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; to receive, open and dispose of all mail from Lessees addressed to the Debtor and notify the postal authorities to change the address for delivery of mail addressed to the Debtor to such address as the Agent may designate; to execute proofs of claim and loss; to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral or under insurance policies; and, generally, to do, at the Agent’s option and at the Debtor’s expense, all acts and things which the Agent reasonably deems necessary to protect, preserve and realize upon the Collateral and the Agent’s security interest therein in order to effect the intent of this Agreement all as fully and effectually as the Debtor might or could do; and the Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof other than the willful misconduct or gross negligence of the Agent. THIS POWER OF ATTORNEY BEING COUPLED WITH AN INTEREST SHALL BE IRREVOCABLE FOR THE TERM OF THIS AGREEMENT AND THEREAFTER AS LONG AS ANY OF THE OBLIGATIONS SHALL BE OUTSTANDING.
SECTION 16.    AGENCY PROVISIONS.
(a)    Each Lender hereby designates and appoints Agent as its representative under this Agreement and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and the Debtor shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Agent is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, unless otherwise directed by the Required Lenders Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement. Without limiting the generality of the foregoing, or of any other provision of this Agreement that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Debtor and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement, (c) make portions of the Loans, for itself or on behalf of Lenders as provided in this Agreement, (d) exclusively receive, apply, and distribute the Collections of the Debtor as provided in this Agreement, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with this Agreement for the foregoing purposes with respect to the Collateral and the Collections of the Debtor, (f) perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Debtor, the Obligations, the Collateral, the Collections the Debtor, or otherwise related to any of same as provided in this Agreement, and (g) incur and pay such Lender Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement.
(b)    Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
(c)    None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for their own respective gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Debtor or Affiliate of the Debtor, or any officer or director thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or for any failure of the Debtor to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, except as expressly required by the terms of this Agreement, or to inspect the books and records or properties of the Debtor or the books or records or properties of any of the Debtor’s Affiliates.
(d)    Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Debtor or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement unless Agent shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and until such instructions are received, Agent shall refrain from acting as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
(e)    Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and except with respect to Defaults or Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or the Debtor referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Default or Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Default or Event of Default, such Lender promptly shall notify the Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16(d), Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided, however, that unless and until Agent has received any such request, Agent may refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable.
(f)    Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Debtor and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Debtor, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Debtor. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Debtor. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Debtor and any other Person that is a party to this Agreement that may come into the possession of any of the Agent-Related Persons.
(g)    Agent may incur and pay costs and expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to this Agreement, including court costs, reasonable attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Debtor is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of the Debtor received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of the Debtor received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Debtor and without limiting the obligation of the Debtor to do so), according to their Pro Rata Shares, from and against any and all Impositions; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Impositions resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any defaulting Lender in failing to fund any portion of a Loan or any other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including reasonable fees and expenses of attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Debtor. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
(h)    Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Debtor and its Affiliates and any other Person party to this Agreement as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding the Debtor or its Affiliates and any other Person party to this Agreement that is subject to confidentiality obligations in favor of the Debtor or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Agent in its individual capacity.
(i)    Agent may resign as Agent upon thirty (30) days’ notice to the Lenders (or such shorter period agreed to by the Agent and the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the effective date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
(j)    Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Debtor and its Affiliates and any other Person party to this Agreement as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding the Debtor or its Affiliates and any other Person party to this Agreement that is subject to confidentiality obligations in favor of the Debtor or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
(k)    Collateral Matters.
(i)    The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and indefeasible satisfaction in full by the Debtor of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Debtor certifies to Agent that the sale or disposition is permitted under this Agreement (and Agent may rely conclusively on any such certificate, without further inquiry) or (iii) as requested by the Debtor in accordance with Section 19(e). Except as provided above, Agent will not execute and deliver a release of any lien on any Collateral without the prior express written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or the Debtor at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16(k); provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any liens (other than those expressly being released) upon (or obligations of the Debtor in respect of) all interests retained by the Debtor, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)    Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Debtor or is cared for, protected, or insured or has been encumbered, or that the Agent’s liens in respect of the Collateral have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to this Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall, subject to Section 16(c), have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
(l)    Restrictions on Actions by Lenders; Sharing of Payments.
(i)    Each of the Lenders may at any time following the occurrence and during the continuation of an Event of Default, to the extent it is lawfully entitled to do so, subject to clause (l)(ii) below as to amounts allocated to the Obligations set off against any amounts owing to such Lender by the Debtor, including the Obligations, any amounts owing by such Lender to the Debtor or any Deposit Accounts of the Debtor now or hereafter maintained with such Lender, and such Lender may, subject to clause (l)(ii) below, apply the amount of such setoff in such amounts and to such obligations of the Debtor (including the Obligations) as it may determine in its sole discretion. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any lien on, or otherwise enforce any security interest in, any of the Collateral.
(ii)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

(m)    Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s liens in any Collateral which, in accordance with the UCC, can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
(n)    All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
(o)    Each member of the Lender Group authorizes and directs Agent to enter into this Agreement. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
(p)    Any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to this Agreement to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. No member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to the Debtor or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Revolver Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
(q)    Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to this Agreement or applicable law, except in accordance with Section 16(d); and
(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Debtor that is communicated to or obtained by Agent or any of its Affiliates in any capacity.
Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct.
Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the creation, perfection or priority of any lien purported to be created by this Agreement, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
SECTION 17.    NOTICES.
Unless otherwise specified herein to the contrary, any notice required hereunder shall be deemed duly given (i) when actually delivered, (ii) when mailed by certified or registered mail, return receipt requested, (iii) when sent by overnight courier, or (iv) when sent by confirmed telefax transmission (confirmed by hand-delivered, mailed or overnight courier copy), in each case to the Debtor at the address specified on the signature page hereof, with a copy to Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153, Attention; Legal Department, or in the case of the Agent or any Lender, to the address specified on the signature page hereof, or to any other address of such party of which the other party has been notified in like manner.
SECTION 18.    ASSIGNMENTS AND PARTICIPATIONS.
(a)    Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Revolver Commitment and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000; provided, however, that the Debtor and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or (y) the assignee is a Lender or an Affiliate of a Lender.
(b)    From and after the date that Agent notifies the assigning Lender that it has received an executed Assignment and Acceptance and payment of the above referenced processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 21 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between the Debtor and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement.
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Debtor or the performance or observance by the Debtor of any of its obligations under this Agreement, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of any processing fee payment (if required) and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitment of the assigning Lender pro tanto.
(e)    Any Lender may at any time, without the consent of the Debtor, sell to one or more commercial banks, financial institutions, or other Persons (other than natural persons or Defaulting

Lenders), in each case other than to a Competitor or Competitor Affiliate, (a “Participant”) participating interests in all or any portion of its Obligations, its Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder; provided, however, that (i) the Participant receiving the participating interest in the Obligations, the Revolver Commitment, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder and such Originating Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Debtor, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement, except to the extent such amendment to, or consent or waiver with respect to this Agreement would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums or interest or fees and (v) all amounts payable by the Debtor hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or any direct rights as to the other Lenders, Agent, the Debtor, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 18(e) are solely for the benefit of the Lenders, and the Debtor shall not have any rights as third party beneficiaries of any such provisions. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Debtor, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)    In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose, other than to a Competitor or Competitor Affiliate, and, in any case, subject to a confidentiality agreement in favor of the Debtor and reasonably acceptable to the Debtor, all documents and information which it now or hereafter may have relating to the Debtor and its Affiliates and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or any other Person, and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.
(h)    Agent shall, acting solely for this purpose as a non-fiduciary agent of the Debtor, maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the Lenders and the Revolver Commitments of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Debtor, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable notice.
(i)    The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Debtor, each of the Lenders and the Agent; provided, however, that the rights and obligations of the Debtor under this Agreement may not be assigned (other than by operation of law), and any purported assignment or delegation without such consent shall be void.
SECTION 19.    TERM; USE OF COLLATERAL; RELEASE.
(a)    The term of this Agreement shall commence on the date hereof and this Agreement shall continue in full force and effect, and be binding upon the Debtor, until all of the Obligations have been fully indefeasibly paid and performed (the Agent shall acknowledge in writing such payment and performance), whereupon this Agreement shall completely terminate. Upon such indefeasible payment and performance, the Agent will promptly execute and deliver to the Debtor any documents or instruments necessary to evidence the termination of the Agent’s interest in the Collateral and the Agent will promptly deliver to the Debtor the written acknowledgment thereof referred to above.
(b)    At any time prior to the Maturity Date, provided that no Event of Default shall have occurred and then be continuing, upon not less than 3 Business Days prior written notice to the Agent, the Debtor may terminate this Agreement by paying in full the Loans together with all interest accrued on the Loans and all fees and other amounts due under this Agreement to the date of payment and any Breakage Amount in respect thereof.

(c)    So long as no Event of Default shall have occurred and is continuing, the Agent and the Lenders shall not interfere with the Debtor’s possession and use of the Equipment in accordance with the terms hereof, and the Debtor may also lease or contract to the Lessees under the Leases all or any part of the Equipment, but only upon and subject to all the terms and conditions of this Agreement, and to all rights of the Agent and the Lenders hereunder. Until the occurrence and continuance of an Event of Default, Debtor may exercise all of the Debtor’s rights, powers, privileges and remedies under the Leases, including (without limitation) the right to receive any and all monies due or to become due under the Leases, and to retain all copies (original or duplicates) of the Leases; provided, that no default (or other term of similar meaning) has occurred and is continuing under the Collateral Agency Agreement, the Debtor may deposit the original of a Lease pursuant to the Collateral Agency Agreement. For the avoidance of doubt, upon the happening of a default (or other term of similar meaning) under the Collateral Agency Agreement, or if the Collateral Agency Agreement ceases to be in full force and effect, the Debtor shall obtain any Leases deposited with the agent under the Collateral Agency Agreement, and the Debtor shall retain possession of such original Leases subject to the terms of this Agreement.
(d)    Each Lessee under the applicable Lease, so long as it shall not be in default under such Lease, shall be entitled (subject to the rights of the Agent) to the possession of the Equipment included in such Lease and the use thereof, and, subject to the provisions of Section 8(f) hereof, may provide for lettering or marking upon such Equipment for convenience of identification of the leasehold interest of such Lessee therein. Every such Lease that is a full service lease shall contain provisions which have the effect of subjecting the rights of the Lessee under such Lease to the rights of the Agent, in respect of such Equipment, including (without limitation) such rights in the event of the happening of an Event of Default.
(e)    At any time and from time to time so long as an Event of Default is not continuing hereunder, the Agent shall take such actions as may be requested by the Debtor in order to release all or any portion of the Collateral from the lien on this Agreement; provided, however, that in no event shall such Collateral be released from the lien hereunder if after such release the aggregate outstanding principal balance of the Loans would be greater than 82.5% of the aggregate Equipment Value of all Collateral constituting Eligible Equipment (as determined by an Appraisal that is not less than sixty (60) days old), in either case consisting of railroad rolling stock subject to the lien of this Agreement.
SECTION 20.    CONFIDENTIALITY.
Any written documentation provided to the Agent or any Lender by the Debtor pursuant to the terms of this Agreement shall be kept confidential by the Agent or such Lender in accordance with the Agent’s or such Lender’s standard internal procedures; provided that the Agent or such Lender may disclose such information (a) as may be required or appropriate pursuant to or in connection with any action, suit or proceeding by, or any statute, rule or regulation of, any governmental body or as otherwise required by law, (b) pursuant to any order, writ, injunction, decree, judgment, award, determination, direction or demand of any court, arbitrator or administrator or governmental body or as otherwise required by law, (c) to the Agent’s or such Lender’s regulators, auditors and attorneys, (d) to any prospective or actual assignee of the Agent or such Lender or any prospective or actual participant in any part of the Loans pursuant to and in compliance with Sections 18(e) and (f), who have agreed to hold such information in confidence pursuant to an agreement containing substantially the terms of this Section 20, and (g) to the extent that the Agent in good faith believes it necessary in the enforcement of the Agent’s rights under this Agreement, during the continuance of an Event of Default.
SECTION 21.    INDEMNITY.
(a)    The Debtor agrees to indemnify the Agent, each Lender, each Participant, any Person with whom the Agent or a Lender joins in the filing of a consolidated, combined, unitary or joint tax return and any respective Affiliates, successors, assigns, participants, agents, officers, directors and employees of any of the foregoing (hereinafter, individually, an “Indemnitee”, and collectively, “Indemnitees”) against, and hold such Indemnitees harmless from any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities at law or in equity, including attorneys’ fees (“Impositions”), arising out of, in connection with or resulting from this Agreement including, without limitation, the manufacture, selection, purchase, delivery, possession, lease, condition, use or operation of any Equipment and any act or omission of the Debtor; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such Impositions (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Debtor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Debtor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The obligations hereunder will survive the repayment of the Loans. All payments due from the Debtor under this Section 21 shall be payable upon demand and shall be in an amount that, after deduction of the net amount, if any, of all taxes required to be paid by the Indemnitee as a result of the receipt or accrual by the Indemnitee of such payments, is equal to the amount otherwise payable to the Debtor under this Section 21 with respect to any Impositions.
(b)    To the fullest extent permitted by applicable law, the Debtor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 21(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby.
SECTION 22.    TAXES.
(a)    Subject to clause (h) below, any and all payments to a Lender or Agent made by or on account of any Obligation shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature, and all liabilities with respect thereto (including penalties, interest and additions to tax), excluding, in the case of each Lender and Agent , such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income of such Lender or Agent, respectively, by the jurisdiction in which such Lender or Agent, as the case may be, is organized, maintains its principal lending office or in which it books an interest in any Note, or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions and liabilities being hereinafter collectively referred to as “Taxes”).
(b)    In addition, the Debtor agrees to pay any present or future stamp, documentary, sales, use, value-added transfer, excise, mortgage recording, or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation, registration or filing of, or otherwise with respect to, this Agreement or the Collateral (hereinafter referred to as “Other Taxes”).
(c)    If the Debtor shall be required to deduct or withhold any Taxes or Other Taxes from or in respect of any amount payable hereunder to any Lender or Agent , then, subject to clause (h) below:
(i)    the amount so payable shall be increased so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable pursuant to this Section 22), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made,
(ii)    the Debtor shall make such deductions or withholdings,
(iii)    the Debtor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and
(iv)    within ten (10) days thereafter, the Debtor shall send Agent (and the applicable Lender) the original or a certified copy of a receipt (or, if the original or a certified copy is not available, such other documentation as shall be satisfactory to Agent and the applicable Lender) evidencing payment of the amount or amounts so deducted or withheld.
(d)    Subject to clause (h) below, the Debtor hereby indemnifies and agrees to hold each Lender and Agent harmless on an after-tax basis from and against the full amount of any and all Taxes or Other Taxes (including, without limitation, any taxes (including any taxes on net income), Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 22) paid by such Lender or Agent and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such taxes, Taxes or Other Taxes were correctly or legally asserted. Payments under this indemnification shall be made within ten (10) days from the date on which any Lender or Agent makes written demand therefor.
(e)    Subject to clause (h) below, in the event that by reason of any law, regulation or requirement or in the interpretation or administration thereof by any Governmental Authority, whether or not having the force of law, any Lender (or its applicable lending office) shall, with respect to any Loan or this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (except for changes in the tax on the net income of such Lender or its applicable lending office imposed by the jurisdiction in which such Lender is organized or maintains a lending office), and if any such measures or any other similar measure shall result in an increase in the cost to such Lender of making or maintaining any Loan or in a reduction in the amount of any sum receivable by such Lender in respect thereof, then such Lender shall promptly notify the Debtor therefor. The Debtor shall thereafter pay to such Lender, upon demand and as additional consideration hereunder, such additional amount or amounts as shall fully compensate such Lender on an after-tax basis for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Lender to the Debtor and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.
(f)    (i) Each Lender that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) shall deliver to the Debtor and Agent (or, in the case of an assignment that is not disclosed to Agent or the Debtor in accordance with Section 18(a), solely to the assigning Lender and not to Agent or the Debtor) two (2) copies of each applicable IRS Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing Forms W-8BEN, W-8BEN-E or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income tax under Section 871(h) or Section 881(c) of the Code, such Non-U.S. Lender hereby represents and warrants that such Non-U.S. Lender is (A) not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code and (C) not a controlled foreign corporation receiving interest from a related person within the meaning of Section 864(d)(4) of the Code, and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to the Debtor (or, in the case of an assignment that is not disclosed to Agent in accordance with Section 18(a), solely to the assigning Lender and not to Agent or the Debtor), with notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties. Each Non-U.S. Lender shall notify the Debtor (or, in the case of an assignment that is not disclosed to Agent or the Debtor in accordance with Section 18(a), solely to the assigning Lender and not to Agent or the Debtor) at any time it determines that it is no longer in a position to provide any previously delivered form (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 22(f), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 22(f) that such Non-U.S. Lender is not legally able to deliver. (ii) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471

(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Debtor and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Debtor or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Debtor or Agent as may be necessary for the Debtor and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Each Person that shall become a Participant pursuant to Section 18(e) above shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the applicable forms required pursuant to clause (f) above, and, to the extent it is able to do so, shall make the representations and warranties set forth in subclauses (i) - (iii) of clause (f) above, provided that the obligations of such Participant, pursuant to this clause (g), shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms and make such representations and warranties to the Lender from which the related participation shall have been purchased.
(h)    Notwithstanding anything in this Section 22 to the contrary, the Debtor shall not be required to pay additional amounts pursuant to clause (c)(i) above to any Lender or Agent on account of (i) any Tax collected by means of withholding at the source (“Withholding Taxes”) or to indemnify any Lender or Agent pursuant to clause (d), to the extent such Lender or Agent is subject to Tax on the date it becomes a Lender or Agent under the terms of this Agreement or (ii) any U.S. federal withholding taxes imposed under FATCA.
(i)    If the Debtor is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 22, then such Lender or Agent shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions, at no additional unreimbursed cost to such Lender or Agent) to designate a lending office from a different jurisdiction (if such a lending office exists) so as to eliminate or reduce any such additional payments by the Debtor which may accrue in the future if such designation in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential or incur any additional unreimbursed costs, and which is not, in the sole determination of such Lender or Agent, as the case may be, otherwise disadvantageous to such Lender or Agent.
(j)    If Agent or a Lender determines that it receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Debtor or with respect to which the Debtor has paid additional amounts pursuant to this Section 22, it shall pay to the Debtor, to the extent permitted by applicable law, and to the extent of the amount of any payments received by Agent or such Lender pursuant to this Section 22 and not previously repaid to the Debtor by such Person, the net amount of any such refund (including any interest paid thereon by such Governmental Authority) after deducting taxes and other expenses attributable thereto and any taxes which Agent or such Lender is required to withhold from the payment to the Debtor; provided, that no Default which if not cured would become an Event of Default or Event of Default is continuing, and provided further, that the

Debtor, upon the request of Agent or such Lender, shall promptly repay the amount paid over to the Debtor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority.
(k)    If the Debtor fails to perform any of its obligations under this Section 22, the Debtor shall indemnify Agent, the Lenders and/or each Participant for any taxes, interest or penalties that may become payable as a result of any such failure. The agreements and obligations of the Debtor under this Section 22 shall survive the termination of this Agreement and the payment of the Loans and all other Obligations and all other amounts payable hereunder.
SECTION 23.    MISCELLANEOUS.
(a)    Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Debtor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Debtor and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however , that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and the Debtor, do any of the following:
(i)    increase or extend any Revolver Commitment of any Lender;
(ii)    postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees, or other amounts due hereunder;
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder;
(iv)    change the Pro Rata Share that is required to take any action hereunder or amend or modify Section 2(h)(ii);
(v)    amend or modify this Section 23(a) or any provision of this Agreement providing for consent or other action by all Lenders;
(vi)    other than as permitted by Section 16(k), release Agent’s Lien in and to any of the Collateral;
(vii)    change the definition of “Required Lenders” or “Pro Rata Share”;
(viii)    contractually subordinate any of the Agent’s liens on the Collateral;
(ix)    release the Debtor from any obligation for the payment of money; or
(x)    waive any of the requirements of Section 3;

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of the Debtor, shall not require consent by or the agreement of the Debtor.
(b)    Beyond the safe custody thereof and its obligations as a secured creditor under applicable law, the Agent shall have no duty as to the collection of any Collateral in its possession or control or in the possession or control of any nominee of the Agent, or any income thereon or as to the preservation of rights against parties or any other rights pertaining thereto. The Debtor hereby releases the Agent and the Lenders from any claims, causes of action and demands at any time arising out of or with respect to this Agreement (except for Section 2 hereof), the Obligations, the Collateral and its use and/or any actions taken or omitted to be taken by the Agent or any Lender with respect thereto, except for any actions taken or omitted to be taken due to the gross negligence or willful misconduct of the Agent, and the Debtor hereby agrees to hold the Agent and each Lender harmless from and with respect to any and all such claims, causes of action and demands.
(c)    No course of dealing between the Debtor and the Agent, nor any failure to exercise, nor any delay in exercising, on the part of the Agent, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(d)    All of the Agent’s rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.
(e)    This Agreement shall be governed by the law of the State of New York applicable to contracts made and to be performed in such State without regard to principles of conflicts of law or choice of law. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
(f)    [Reserved].
(g)    THE DEBTOR, EACH OF THE LENDERS AND THE AGENT EACH HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, OR THE NOTES, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)    The Debtor hereby irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of New York and of any Federal court located in New York County, New York in connection with any action or proceeding arising out of or relating to this Agreement, the Notes, or any document or instrument delivered pursuant to this Agreement. In any such litigation the Debtor waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Debtor at c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153, or such other New York address as provided by the Debtor to the Agent from time to time in writing.
(i)    This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.
(j)    In compliance with the USA PATRIOT Act and 31 CFR Part 103.121 and, in the case of a non-U.S. entity, any other similar requirements of the relevant foreign jurisdiction, when requested the Debtor shall provide to Agent or any Lender certain information relating to the Debtor that the Agent or such Lender may be required to obtain and keep on file, including the Debtor’s name, address and codes of various identifying documents.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AMERICAN RAILCAR INDUSTRIES, INC., as Debtor
By:
    Name:
    Title:
Address for Notices:
    100 Clark Street
St. Charles, Missouri 63301
Attention: _____________

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Agent and a Lender

By:
    Name:
    Title:

By:
    Name:
    Title:
Address for Notices:

DVB BANK, as a Lender
By:
    Name:
    Title:

By:
    Name:
    Title:
Address for Notices:

PNC EQUIPMENT FINANCE, as a Lender
By:
    Name:
    Title:
Address for Notices:

BANK OF AMERICA, N.A., as a Lender
By:
    Name:
    Title:
Address for Notices:

CRÉDIT INDUSTRIEL ET COMMERCIAL, as a Lender
By:
    Name:
    Title:

By:
    Name:
    Title:
Address for Notices: